Exhibit 99.1

ITEM 6.  SELECTED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Current Report on Form 8-K. In this document, “United Online,” the “Company,” “we,” “us” and “our” refer to United Online, Inc. and its subsidiaries.

The following table presents the consolidated statements of operations data for the years ended December 31, 2015, 2014 and 2013, and the consolidated balance sheet data at December 31, 2015 and 2014. Such financial data are derived from our audited consolidated financial statements included elsewhere in this Current Report on Form 8-K. The table also presents the consolidated statements of operations data for the years ended December 31, 2012 and 2011 and the consolidated balance sheet data at December 31, 2013, 2012 and 2011, which have been derived from our consolidated financial statements, as recast for discontinued operations, that are not included in this Current Report on Form 8-K.

The following amounts are in thousands, except per share data:

	Year Ended December 31,
	2015(1)	2014	2013(2)(3)	2012	2011
Consolidated Statements of Operations Data:
Revenues	$90,227	$103,266	$101,003	$105,442	$126,532
Cost of revenues	$36,541	$41,566	$35,116	$35,139	$34,865
Operating income (loss)	$(1,309)	$(7,174)	$(13,107)	$(1,014)	$16,241
Income (loss) from continuing operations	$(789)	$(2,835)	$(49,146)	$(2,410)	$14,160
Income (loss) from discontinued operations, net of tax	$30,762	$(2,594)	$(39,129)	$14,626	$38,639
Net income (loss)	$29,973	$(5,429)	$(88,275)	$12,216	$52,799
Net income (loss) attributable to common stockholders	$29,973	$(5,429)	$(89,470)	$10,991	$50,760
Income (loss) from continuing operations per common share—basic	$(0.05)	$(0.20)	$(3.80)	$(0.28)	$0.96
Income (loss) from continuing operations per common share—diluted	$(0.05)	$(0.20)	$(3.80)	$(0.28)	$0.96
Net income (loss) per common share—basic	$2.04	$(0.38)	$(6.75)	$0.85	$4.02
Net income (loss) per common share—diluted	$2.04	$(0.38)	$(6.75)	$0.85	$4.01

	December 31,
	2015(1)	2014	2013(2)(3)	2012	2011
Consolidated Balance Sheet Data:
Total assets	$198,210	$206,148	$213,338	$1,005,446	$1,046,164
Non-current liabilities	$21,665	$20,586	$25,139	$329,425	$371,826
Cash dividends declared and paid per common share	$—	$—	$2.25	$2.80	$2.80

(1)                                  On August 11, 2015, we completed the sale of all of the stock of our wholly-owned subsidiary, Classmates, Inc. to Intelius Holdings, Inc. In March 2016, we entered into a Share Purchase Agreement for the sale of our StayFriends GmbH, Trombi Acquisition SARL, Klassträffen Sweden AB, and Klassenfreunde.ch GmbH entities to Ströer Content Group GmbH. In April 2016, we consummated the sale of our MyPoints business unit to Prodege, LLC. Accordingly, the results of operations, financial condition and cash flows of the domestic social networking business, the international social networking businesses and the MyPoints business unit have been presented as discontinued operations for all periods presented.

(2)                                  During the year ended December 31, 2013, we recorded a valuation allowance against our deferred tax assets totaling $39.5 million.

(3)                                  On November 1, 2013, we consummated the FTD Spin-Off Transaction, a tax-free distribution of all FTD Companies, Inc. common stock held by United Online, Inc. to United Online, Inc.’s stockholders. Immediately prior to the FTD Spin-Off Transaction, we implemented a one-for-seven reverse stock split of shares of United Online, Inc. common stock. Accordingly, the results of operations and financial condition of FTD Companies, Inc. have been presented as discontinued operations for all periods presented. Further, all common stock share information and related per share amounts have been adjusted to reflect the one-for-seven reverse stock split.

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes to consolidated financial statements included elsewhere in this Current Report on Form 8-K. This discussion contains forward-looking statements that involve risks and uncertainties. When reviewing the discussion below, you should keep in mind the substantial risks and uncertainties that characterize our business. In particular, we encourage you to review the risks and uncertainties described in Part I, Item 1A “Risk Factors” included in our Annual Report on Form 10-K and described in Part II, Item 1A “Risk Factors” in our most recent Quarterly Report on Form 10-Q, including the risks and uncertainties associated with our potential merger transaction with B. Riley Financial, Inc. These risks and uncertainties could cause actual results to differ materially from those projected in forward-looking statements contained in this report or implied by past results and trends.

Overview

United Online, through its operating subsidiaries, provides consumer subscription services and products, consisting of internet access services and devices, including dial-up, mobile broadband, DSL, email, internet security, and web hosting, under the NetZero and Juno brands.

On August 11, 2015, we completed the sale of all of the stock of our wholly-owned subsidiary, Classmates, Inc. to Intelius Holdings, Inc. The purchase price received for the Classmates domestic business unit was $30.6 million in cash. The Stock Purchase Agreement for the sale included customary representations, warranties and covenants of each party, some of which survive the closing of the transaction for a period of time. The results of operations, the financial condition and the cash flows of the domestic social networking business have been presented as discontinued operations for all periods presented.

In March 2016, we entered into a Share Purchase Agreement for the sale of our StayFriends GmbH, Trombi Acquisition SARL, Klassträffen Sweden AB, and Klassenfreunde.ch GmbH entities to Ströer Content Group GmbH. The purchase price for the international social networking businesses is approximately 16 million Euros in cash, which includes cash of 6.5 million Euros on the balance sheets of the international social networking businesses, subject to a post-signing purchase price adjustment. The Share Purchase Agreement includes customary representations, warranties and covenants of each party, some of which survive the closing of the transaction for a period of time. The transaction was completed on May 24, 2016. The results of operations, the financial condition and the cash flows of the international social networking businesses have been presented as discontinued operations for all periods presented.

In April 2016, we consummated the sale of our MyPoints business unit to Prodege, LLC. The purchase price received for the MyPoints business unit was approximately $13 million in cash, subject to a post-closing working capital adjustment. The Stock Purchase Agreement for the sale included customary representations, warranties and covenants of each party, some of which survive the closing of the transaction for a period of time. The results of operations, the financial condition and the cash flows of the MyPoints business unit have been presented as discontinued operations for all periods presented.

As a result of the presentation of our former Commerce & Loyalty and Social Media segments as discontinued operations, we now operate as a single operating and reportable segment.

We generate revenues from three primary sources:

•                  Services revenues.  Services revenues are derived from selling subscriptions to consumers, who are typically billed in advance for the entire subscription term.

•                  Products revenues.  Products revenues are derived from the sale of mobile broadband devices, as well as the related shipping and handling fees.

•                  Advertising and other revenues.  Advertising and other revenues consist primarily of amounts from our internet search provider that are generated as a result of users utilizing such provider’s internet search services, amounts generated from display advertisements and amounts generated from referring members to third-party websites or services.

Key Business Metrics

We review a number of key business metrics to help us monitor our performance and trends affecting our businesses, and to develop forecasts and budgets. These key measures include the following:

Pay Accounts.    We generate a significant portion of our revenues from our pay accounts, which represent one of the most important drivers of our business model. A pay account is defined as a member who has paid for a subscription service, and whose subscription has not terminated or expired. A subscription provides the member with access to our service for a specific term (for example, a month or a year) and may be renewed upon the expiration of each term. One-time purchases of our services, with the exception of our free and prepaid mobile broadband service, are not considered subscriptions and thus, are not included in the pay accounts metric. A pay account does not equate to a unique subscriber because one subscriber could have several pay accounts. In addition, at any point in time, our pay account base includes customers who previously purchased prepaid mobile broadband service and have been inactive for 90 days or less, as well as a number of accounts receiving a free period of service as either a promotion or retention tool, such as the subscribers receiving our free mobile broadband service, and a number of accounts that have notified us that they are terminating their service but whose service remains in effect. In general, the key business metrics that affect our revenues from our pay accounts base include the number of pay accounts and the average monthly revenue per pay account. A pay account generally becomes a free account following the expiration or termination of the related subscription.

ARPU.    We monitor average monthly revenue per pay account (“ARPU”), which is calculated by dividing services revenues generated from the pay accounts by the average number of pay accounts for that period, divided by the number of months in that period. The average number of pay accounts is the simple average of the number of pay accounts at the beginning and the end of a period. ARPU may fluctuate significantly from period to period as a result of a variety of factors, including, but not limited to, the extent to which promotional, discounted or retention pricing is used to retain existing, paying subscribers; changes in the mix of pay services and the related pricing plans; increases or decreases in the price of our services; and the timing of pay accounts being added or removed during a period.

Churn.    To evaluate the retention characteristics of our membership base, we also monitor the percentage of pay accounts that terminate or expire, which we refer to as our average monthly churn rate. Our average monthly churn rate for a period is calculated as the total number of pay accounts that terminated or expired in a period divided by the average number of pay accounts for that period, divided by the number of months in that period. Our average monthly churn percentage may fluctuate from period to period due to our mix of subscription terms, which affects the timing of subscription expirations, and other factors. We make certain normalizing adjustments to the calculation of our churn percentage for periods in which we add a significant number of pay accounts due to acquisitions. Our churn calculation does not include accounts canceled during the first 30 days of service other than dial-up accounts that have upgraded from free accounts, but the calculation does include customers who previously purchased prepaid mobile broadband service and, at any time during the period, reached 90 consecutive days of inactivity. A number of such accounts nevertheless will be included in our pay account totals at any given measurement date. Subscribers who cancel one pay service but subscribe to another pay service are not necessarily considered to have canceled a pay account depending on the services and, as such, our churn rates are not necessarily indicative of the percentage of subscribers canceling any particular service.

Active Accounts.    We monitor the number of active accounts among our membership base. Active accounts include all pay accounts as of the date presented combined with the number of free dial-up internet access and email accounts that logged on to our services at least once during the preceding 31 days. Active accounts for six-month, nine-month and annual periods are calculated as a simple average of the quarterly active accounts.

In general, we count and track pay accounts and free accounts by unique member identifiers. Users have the ability to register for separate services under separate brands and member identifiers independently. We do not track whether a pay account has purchased more than one of our services unless the account uses the same member identifier. As a result, total active accounts may not represent total unique users.

The pay accounts, churn and ARPU metrics may fluctuate significantly from period to period due to various factors, including, but not limited to, the number of mobile broadband pay accounts, which have a higher churn rate and ARPU.

The following table sets forth our key business metrics:

	Quarter Ended					Year Ended December 31,
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	2015	2014	2013
Pay accounts (in thousands):
Internet access	229	256	274	294	301	229	301	346
Other	174	177	179	184	189	174	189	207
Total pay accounts	403	433	453	478	490	403	490	553
Churn	3.4%	2.8%	3.0%	3.1%	2.8%	3.1%	3.0%	2.8%
ARPU	$10.72	$11.30	$11.54	$11.56	$11.14	$11.45	$10.85	$9.37
Active accounts (in millions)	0.9	1.0	1.0	1.0	1.0	1.0	1.1	1.2

Critical Accounting Policies, Estimates and Assumptions

General

Our discussion and analysis of our financial condition and results of operations is based upon our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and with the instructions for the Annual Report on Form 10-K. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates and assumptions. Management believes that the following accounting policies, estimates and assumptions made by management thereunder are the most critical to aid in fully understanding and evaluating our reported financial results. These estimates and assumptions require management’s most difficult, subjective or complex judgment and may be based on matters, the effects of which are inherently uncertain.

Revenue Recognition

We apply the provisions of Accounting Standards Codification (“ASC”) 605, Revenue Recognition, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission (the “SEC”). ASC 605 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, no significant Company obligations remain, and collectibility is reasonably assured. Revenues exclude sales taxes collected.

Our revenues are comprised of services revenues, which are derived primarily from fees charged to pay accounts; advertising and other revenues; and products revenues, which are derived primarily from the sale of mobile broadband devices and mobile phones, including the related activation fees and shipping and handling fees.

Service revenues are derived primarily from fees charged to pay accounts and are recognized in the period in which fees are fixed or determinable and the related services are provided to the customer. Our pay accounts generally pay in advance for their services by credit card, PayPal, automated clearinghouse, or check, and revenues are then recognized ratably over the service period. Advance payments from pay accounts are recorded on the consolidated balance sheets as deferred revenue. We offer alternative payment methods to credit cards for certain pay service plans. These alternative payment methods currently include payment by money order or payment through a local telephone company. In circumstances where payment is not received in advance, revenues are only recognized if collectibility is reasonably assured.

Advertising revenues consist primarily of amounts from our internet search provider that are generated as a result of users utilizing such provider’s internet search services, amounts generated from display advertisements, and amounts generated from referring members to third-party websites or services. We recognize such advertising revenues in the period in which the advertisement is displayed or, for performance-based arrangements, when the related performance criteria are met. In determining whether an arrangement exists, we ensure that a written contract is in place, such as a standard insertion order or a customer-specific agreement. We assess whether performance criteria have been met and whether the fees are fixed or determinable based on a reconciliation of the performance criteria and the payment terms associated with the transaction. The reconciliation of the performance criteria generally includes a comparison of our internally-tracked performance data to the contractual performance obligation and, when available, to third-party or customer-provided performance data.

Our products revenues are generated from the sale of mobile broadband service devices and mobile phones, including the related activation fees and shipping and handling fees, and are recognized upon delivery of such devices as this is considered a separate earnings process from the sale of services. Sales of mobile broadband service devices bundled with free service plans and paid service plans, and activation fees, are allocated using the relative selling price method in accordance with the multiple-element arrangement provisions of ASC 605. The selling prices of our mobile broadband paid service plans are determined by vendor specific objective evidence, which is based upon the monthly stand-alone selling price of each plan. The selling prices of the mobile broadband service devices and free service plans are determined by management’s best estimate of selling price, which considers market and economic conditions, internal costs, pricing, and discounting practices. The revenues allocated to the free service plans are recognized ratably over the service period. Activation fees received upfront in excess of the amount allocated to mobile broadband devices are deferred and recognized as services revenues over the estimated service period.

Probability of collection is assessed based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. If it is determined that collectibility is not reasonably assured, revenue is not recognized until collectibility becomes reasonably assured, which is generally upon receipt of cash.

Goodwill

Goodwill represents the excess of the purchase price of an acquired entity over the fair value of the net tangible and intangible assets acquired. Indefinite-lived intangible assets acquired in a business combination are initially recorded at management’s estimate of their fair values. We account for goodwill in accordance with ASC 350, Intangibles—Goodwill and Other, which among other things, addresses financial accounting and reporting requirements for acquired goodwill. ASC 350 prohibits the amortization of goodwill and requires us to test goodwill at the reporting unit level for impairment at least annually.

We test the goodwill of our reporting units for impairment annually during the fourth quarter of our fiscal year and whenever events occur or circumstances change that would more likely than not indicate that the goodwill might be impaired. Events or circumstances which could trigger an impairment review include, but are not limited to, a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key management or other personnel, significant changes in the manner of our use of the acquired assets or the strategy for the acquired business or our overall business, significant and sustained decline in market capitalization, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations.

The determination of whether or not goodwill is impaired involves a significant level of judgment in the assumptions underlying the approaches used to determine the estimated fair values of our reporting units. The determination of the fair values of our reporting units generally includes a study of market comparables, including the selection of appropriate valuation multiples and discounted cash flow models based on our internal forecasts and projections. The estimated fair value of each of our reporting units is typically determined using a combination of the income approach and the market approach. The income approach is weighted at 75%, unless a meaningful base of market data is unavailable, in which case, the market approach is not used.

We operate in one reportable segment, in accordance with ASC 280, Segment Reporting. However, at October 1, 2015, we had three reporting units—Communications, MyPoints and Social Media—for purposes of evaluating goodwill. These reporting units each constituted a business or group of businesses for which discrete financial information was available and was regularly reviewed by segment management. The goodwill related to our acquired businesses is specific to each reporting unit and the goodwill amounts are assigned as such.

Testing goodwill for impairment involves a two-step quantitative process. However, prior to performing the two-step quantitative goodwill impairment test, we have the option to first assess qualitative factors to determine whether or not it is necessary to perform the two-step quantitative goodwill impairment test for selected reporting units. If we choose the qualitative option, we are not required to perform the two-step quantitative goodwill impairment test unless we have determined, based on the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the two-step quantitative impairment test is required or chosen, the first step of the impairment test involves comparing the estimated fair value of a reporting unit with its respective carrying amount, including goodwill. If the estimated fair value of a reporting unit exceeds its carrying amount, including goodwill, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the estimated fair value of a reporting unit is less than its carrying amount, including goodwill, then the carrying amount of the goodwill is compared with its implied fair value, and an impairment loss is recognized in an amount equal to the excess.

We performed the annual quantitative goodwill impairment assessment for all of our reporting units in the fourth quarter of 2015. The first step of the quantitative goodwill impairment test resulted in the determination that the fair values of our Communications and Social Media reporting units substantially exceeded their carrying amounts, including goodwill. The fair value of our MyPoints reporting unit exceeded its carrying amount, including goodwill, by approximately 22%. Accordingly, the second step was not required for any of our reporting units.

The determination of whether or not goodwill is impaired involves a significant level of judgment in the assumptions underlying the approaches used to determine the estimated fair value of our reporting units. We believe our analysis included sufficient tolerance for sensitivity in key assumptions. The determination of the fair value of our reporting units included a study of market comparables, including the selection of appropriate valuation multiples and discounted cash flow models based on our internal forecasts and projections. Based on our impairment testing in the fourth quarter of 2015 for our MyPoints reporting unit, an increase or decrease of 100 basis points in the discount rate or the terminal growth rate or a 1,000 basis point increase or decrease in the weighting of the market approach, with a corresponding decrease or increase in the weighting of the income approach, would not have resulted in any goodwill impairment. We believe the assumptions and rates used in our impairment assessment are reasonable, but they are judgmental, and variations in any assumptions could result in materially different calculations of fair value and, if applicable, the impairment amount.

Finite-Lived Intangible Assets and Other Long-Lived Assets

We account for identifiable intangible assets and other long-lived assets in accordance with ASC 360, Property, Plant and Equipment, which addresses financial accounting and reporting for the impairment and disposition of identifiable intangible assets and other long-lived assets. Intangible assets acquired in a business combination are initially recorded at management’s estimate of their fair values. We evaluate the recoverability of identifiable intangible assets and other long-lived assets for impairment when events occur or circumstances change that would indicate that the carrying amount of an asset may not be recoverable. Events or circumstances that may indicate that an asset is impaired include, but are not limited to, significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future operating results, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or other personnel, significant negative industry or economic trends, changes in our operating model or strategy, and competitive forces. In determining if an impairment exists, we estimate the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If an impairment is indicated based on a comparison of the assets’ carrying amounts and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amounts of the assets exceed the respective fair values of the assets. Definite-lived intangible assets are amortized on either a straight-line basis or an accelerated basis over their estimated useful lives, ranging from two to ten years. Our identifiable intangible assets were acquired primarily in connection with business combinations.

The process of evaluating the potential impairment of long-lived intangible assets is subjective and requires significant judgment on matters such as, but not limited to, the asset group to be tested for recoverability. We are also required to make estimates that may significantly impact the outcome of the analyses. Such estimates include, but are not limited to, future operating performance and cash flows, cost of capital, terminal values, and remaining economic lives of assets.

Income Taxes

We apply the provisions of ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence, including our operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In accordance with ASC 740, we recognize, in our consolidated financial statements, the impact of our tax positions that are more likely than not to be sustained upon examination based on the technical merits of the positions. The Company recognizes interest and penalties for uncertain tax positions in income tax expense.

Legal Contingencies

We are currently involved in certain legal proceedings and investigations. We record liabilities related to pending matters when an unfavorable outcome is deemed probable and management can reasonably estimate the amount or range of loss. As additional information becomes available, we continually assess the potential liability related to such pending matters.

Financial Statement Presentation

Revenues

Services Revenues

Services revenues consist of amounts charged to pay accounts for dial-up internet access, mobile broadband, DSL, email, internet security, web hosting, voice services, and other services. Our services revenues are primarily dependent on two factors: the average number of pay accounts for a period and ARPU. In general, we charge our pay accounts in advance of providing a service, which results in the deferral of services revenue to the period in which the services are provided. Services revenues also include revenues generated from the resale of telecommunications to third parties.

Products Revenues

Products revenues consist of revenues generated from the sale of mobile broadband devices to our mobile broadband customers and to our retail partners and from the sale of mobile phones, as well as the related shipping and handling fees.

Advertising and Other Revenues

Our services generate advertising revenues from search placements, display advertisements and online market research associated with our internet access and email services. We provide advertising opportunities to marketers with both brand and direct response objectives through a full suite of display, search, email, and text-link opportunities across our various properties.

Cost of Revenues

Cost of revenues includes telecommunications and data center costs; personnel and overhead-related costs associated with operating our networks and data centers; depreciation of network computers and equipment; license fees; costs related to providing customer support; costs related to customer billing and billing support for our pay accounts; fees associated with the storage and processing of customer credit cards and associated bank fees; domain name registration fees; and the costs associated with the sale of mobile broadband devices and mobile phones, including the related shipping and handling costs.

Sales and Marketing

Sales and marketing expenses include expenses associated with promoting our brands, services and products and with generating advertising revenues. Expenses associated with promoting our brands, services and products include advertising and promotion expenses; fees paid to distribution partners, internet search partners and third-party advertising networks to acquire new pay accounts; personnel and overhead-related expenses for marketing, merchandising, customer service, and sales personnel; and telemarketing costs incurred to acquire and retain pay accounts and up-sell pay accounts to additional services. Expenses associated with generating advertising revenues include sales commissions and personnel-related expenses. We have expended significant amounts on sales and marketing, including branding and customer acquisition campaigns consisting of television, internet, public relations, sponsorships, print, and outdoor advertising, and on retail and other performance-based distribution relationships. Marketing and advertising costs to promote our services and products are expensed in the period incurred. Advertising and promotion expenses include media, agency and promotion expenses. Media production costs are expensed the first time the advertisement is run. Media and agency costs are expensed over the period the advertising runs.

Technology and Development

Technology and development expenses include expenses for product development, maintenance of existing software, technology and websites, and development of new or improved software and technology, including personnel-related expenses for our technology group in various locations. Costs incurred by us to manage and monitor our technology and development activities are expensed as incurred.

General and Administrative

General and administrative expenses, which include unallocated corporate expenses, consist of personnel-related expenses for executive, finance, legal, human resources, facilities, internal audit, investor relations, internal customer support personnel and personnel associated with operating our corporate network systems. In addition, general and administrative expenses include, among other costs, professional fees for legal, accounting and financial services; insurance; occupancy and other overhead-related costs; office relocation costs; non-income taxes; gains and losses on the sale of assets; bad debt expense; and reserves or expenses incurred as a result of settlements, judgments, fines, penalties, assessment, or other resolutions related to litigation, arbitration, investigations, disputes, or similar matters. General and administrative expenses also include expenses resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin offs, financing transactions, and other strategic transactions, including, without limitation, expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms.

Restructuring and Other Exit Costs

Restructuring and other exit costs consist of costs associated with the realignment and reorganization of our operations and other employee termination events. Restructuring and other exit costs include employee termination costs, facility closure and relocation costs, and contract termination costs. The timing of associated cash payments is dependent upon the type of exit cost and can extend over a 12-month period. We record restructuring and other exit cost liabilities in accrued liabilities or other liabilities in the consolidated balance sheets.

Interest Income

Interest income primarily consists of earnings on our cash and cash equivalents.

Interest Expense

Interest expense primarily consists of interest incurred related to tax and other regulatory filings.

Other Income, Net

Other income, net, consists of gains and losses on foreign currency exchange rate transactions; realized and unrealized gains and losses on certain forward foreign currency exchange contracts; gains or losses related to ineffectiveness of certain derivative instruments; transition services income; and other non-operating income and expenses.

Results of Operations

The following tables set forth selected historical consolidated statements of operations, which should be read in conjunction with Critical Accounting Policies, Estimates and Assumptions, Liquidity and Capital Resources, Contractual Obligations, and Other Commitments included in this Item 7, as well as the Consolidated Financial Statements and Notes thereto included elsewhere in this Current Report on Form 8-K.

Consolidated statement of operations information was as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Revenues	$90,227	$103,266	$101,003
Operating expenses:
Cost of revenues	36,541	41,566	35,116
Sales and marketing	12,348	14,468	16,761
Technology and development	10,010	11,191	11,005
General and administrative	31,168	41,618	51,228
Restructuring and other exit costs	1,469	1,597	—
Total operating expenses	91,536	110,440	114,110
Operating loss	(1,309)	(7,174)	(13,107)
Interest income	442	369	221
Interest expense	—	—	(11)
Other income, net	877	163	182
Income (loss) before income taxes	10	(6,642)	(12,715)
Provision for (benefit from) income taxes	799	(3,807)	36,431
Loss from continuing operations	(789)	(2,835)	(49,146)
Income (loss) from discontinued operations, net of tax	30,762	(2,594)	(39,129)
Net income (loss)	$29,973	$(5,429)	$(88,275)

Year Ended December 31, 2015 compared to Year Ended December 31, 2014

Revenues

	Year Ended December 31,		Change
	2015	2014	$	%
	(in thousands, except percentages and ARPU)
Services	$62,196	$68,727	$(6,531)	(10)%
Products	4,832	6,254	(1,422)	(23)%
Advertising and other	23,199	28,285	(5,086)	(18)%
Total revenues	$90,227	$103,266	$(13,039)	(13)%
ARPU	$11.45	$10.85	$0.60	6%
Average number of pay accounts	447	522	(75)	(14)%

The decrease in services revenues was primarily due to a $6.4 million decrease in dial-up and DSL services revenues attributed to lower dial-up and DSL subscribers, partially offset by an increase in ARPU for these services; and a $0.8 million decrease in add-on services, partially offset by a $0.6 million increase in mobile broadband services revenues driven by an increase in ARPU. The decrease in advertising and other revenues was primarily due to decreases in advertising and search impressions from the decline in active accounts. The decrease in products revenues was due to lower mobile broadband sign-ups.

Cost of Revenues

	Year Ended December 31,		Change
	2015	2014	$	%
	(in thousands, except percentages)
Cost of revenues	$36,541	$41,566	$(5,025)	(12)%

The decrease in cost of revenues was primarily due to a $1.9 million decrease in costs due to lower DSL and dial-up subscribers, a $1.8 million decrease attributable to lower mobile broadband device costs, a $0.7 million decrease in personnel and overhead-related costs, a $0.3 million decrease in costs associated with lower advertising sales and a performance credit from an advertising services provider and a $0.3 million decrease in costs of add-on services of dial-up and DSL subscribers.

Sales and Marketing

	Year Ended December 31,		Change
	2015	2014	$	%
	(in thousands, except percentages)
Sales and marketing	$12,348	$14,468	$(2,120)	(15)%

The decrease in sales and marketing expenses was primarily due to a $1.4 million decrease in advertising expenses resulting from cost savings initiatives and a $0.7 million decrease in personnel and overhead-related costs primarily from restructuring initiatives.

Technology and Development

	Year Ended December 31,		Change
	2015	2014	$	%
	(in thousands, except percentages)
Technology and development	$10,010	$11,191	$(1,181)	(11)%

The decrease in technology and development expenses was primarily due to a decrease in personnel and overhead-related costs from restructuring initiatives.

General and Administrative

	Year Ended December 31,		Change
	2015	2014	$	%
	(in thousands, except percentages)
General and administrative	$31,168	$41,618	$(10,450)	(25)%

The decrease in general and administrative expenses was primarily due to an $8.2 million decrease in personnel and overhead-related costs from restructuring initiatives, a $1.6 million decrease in professional services and consulting fees, and a $1.1 million decrease in reserves primarily for a separation settlement with a former executive officer. These decreases were partially offset by a $0.4 million increase in depreciation expense, as well as a $0.2 million increase in transaction-related costs.

Restructuring and Other Exit Costs

	Year Ended December 31,		Change
	2015	2014	$	%
	(in thousands, except percentages)
Restructuring and other exit costs	$1,469	$1,597	$(128)	(8)%

Restructuring and other exit costs for the years ended December 31, 2015 and 2014, consisted primarily of employee termination costs. These restructuring charges were a result of management’s decision to streamline operations and increase profitability. At December 31, 2015 and 2014, accrued restructuring and other exit costs totaled $0.1 million and $0.2 million, respectively.

Interest Income

	Year Ended December 31,		Change
	2015	2014	$	%
	(in thousands, except percentages)
Interest income	$442	$369	$73	20%

Interest income was relatively flat for the year ended December 31, 2015, compared to the year ended December 31, 2014.

Other Income, Net

	Year Ended December 31,		Change
	2015	2014	$	%
	(in thousands, except percentages)
Other income, net	$877	$163	$714	438%

The increase in other income, net, was primarily due to $0.8 million of transition services income earned in the year ended December 31, 2015, partially offset by a $0.1 million decrease in gains related to forward foreign currency exchange contracts.

Provision for (Benefit from) Income Taxes

	Year Ended December 31,
	2015	2014
	(in thousands, except percentages)
Provision for (benefit from) income taxes	$799	$(3,807)
Effective income tax rate	7,990%	57.3%

For the year ended December 31, 2015, we recorded a provision for income taxes totaling $0.8 million on a pre-tax income totaling $10,000, compared to a benefit from income taxes totaling $3.8 million on a pre-tax loss totaling $6.6 million for the year ended December 31, 2014. The provision for income taxes for the year ended December 31, 2015 was primarily comprised of state and foreign income taxes, including a foreign tax liability related to uncertain tax positions.  The benefit from income taxes for the year ended December 31, 2014 was primarily derived from the release of the valuation allowance related to the net operating loss carryback benefits reduced by state and foreign income taxes.

Year Ended December 31, 2014 compared to Year Ended December 31, 2013

Revenues

	Year Ended December 31,		Change
	2014	2013	$	%
	(in thousands, except percentages and ARPU)
Services	$68,727	$68,599	$128	—%
Products	6,254	3,537	2,717	77%
Advertising and other	28,285	28,867	(582)	(2)%
Total revenues	$103,266	$101,003	$2,263	2%
ARPU	$10.85	$9.37	$1.48	16%
Average number of pay accounts	522	602	(80)	(13)%

The increase in products revenues was primarily driven by the sale of mobile broadband devices from higher signups and lower discounting on devices. The increase in services revenues was due to an $11.3 million increase in mobile broadband services revenues driven by the increase in the number of mobile broadband subscribers, largely offset by a $10.7 million decrease in dial-up and DSL services revenues. The increase in ARPU was due to a higher percentage of mobile broadband subscribers, which have higher ARPUs, as well as an increase in mobile broadband ARPU. The decrease in advertising and other revenues was primarily due to a decline in active accounts, partially offset by an increase in advertising revenues due to higher advertising rates.

Cost of Revenues

	Year Ended December 31,		Change
	2014	2013	$	%
	(in thousands, except percentages)
Cost of revenues	$41,566	$35,116	$6,450	18%

The increase in cost of revenues was primarily due to a $9.7 million increase in costs associated with our mobile broadband service due to increased mobile broadband subscribers, as well as a $0.3 million increase in personnel and overhead-related costs. These increases were partially offset by a $1.8 million decrease in costs associated with our DSL service due to a decrease in the number of DSL subscribers, as well as a $0.6 million decrease in telecommunications costs and a $0.6 million decrease in customer support and billing-related costs due to a decrease in the number of dial-up internet access pay accounts. In addition, costs associated with our email and internet security services decreased by $0.4 million. Included in the cost associated with our mobile broadband services was a provision for excess inventory and obsolescence, as well as a markdown of mobile broadband service inventory-related balances totaling $1.1 million.

Sales and Marketing

	Year Ended December 31,		Change
	2014	2013	$	%
	(in thousands, except percentages)
Sales and marketing	$14,468	$16,761	$(2,293)	(14)%

The decrease in sales and marketing expenses was primarily due to a $1.5 million decrease in mobile broadband marketing costs, a $0.5 million decrease in marketing costs associated with our dial-up services due to a decrease in demand for dial-up internet access and a $0.3 million decrease in personnel and overhead-related costs.

Technology and Development

	Year Ended December 31,		Change
	2014	2013	$	%
	(in thousands, except percentages)
Technology and development	$11,191	$11,005	$186	2%

The increase in technology and development expenses was primarily due to an increase in personnel and overhead-related costs.

General and Administrative

	Year Ended December 31,		Change
	2014	2013	$	%
	(in thousands, except percentages)
General and administrative	$41,618	$51,228	$(9,610)	(19)%

The decrease in general and administrative expenses was primarily due to a $8.5 million decrease in transaction-related costs and a $3.1 million decrease in personnel and overhead-related costs. These decreases were partially offset by a $1.3 million increase in reserves primarily for a separation settlement with a former executive officer and a $0.7 million increase in consulting and professional fees.

Restructuring and Other Exit Costs

	Year Ended December 31,		Change
	2014	2013	$	%
	(in thousands, except percentages)
Restructuring and other exit costs	$1,597	$—	$1,597	N/A

Restructuring and other exit costs for the year ended December 31, 2014 consisted primarily of employee termination costs. These restructuring charges were a result of management’s decision to streamline operations and increase profitability. At December 31, 2014, accrued restructuring and other exit costs totaled $0.2 million.

Interest Income

	Year Ended December 31,		Change
	2014	2013	$	%
	(in thousands, except percentages)
Interest income	$369	$221	$148	67%

The increase in interest income was primarily due to higher invested cash balances at our India subsidiary.

Interest Expense

	Year Ended December 31,		Change
	2014	2013	$	%
	(in thousands, except percentages)
Interest expense	$—	$11	$(11)	(100)%

Interest expense was immaterial for the years ended December 31, 2014 and 2013.

Other Income, Net

	Year Ended December 31,		Change
	2014	2013	$	%
	(in thousands, except percentages)
Other income, net	$163	$182	$(19)	(10)%

Other income, net, was flat for the year ended December 31, 2015, compared to the year ended December 31, 2014.

Provision for (Benefit from) Income Taxes

	Year Ended December 31,
	2014	2013
	(in thousands, except percentages)
Provision for (benefit from) income taxes	$(3,807)	$36,431
Effective income tax rate	57.3%	(286.5)%

For the year ended December 31, 2014, we recorded a benefit from income taxes totaling $3.8 million on a pre-tax loss totaling $6.6 million, compared to a provision for income taxes totaling $36.4 million on a pre-tax loss totaling $12.7 million for the year ended December 31, 2013. The change in the effective income tax rate was primarily due to the valuation allowance release recognized in 2014 related to a net operating loss carryback against our domestic deferred tax assets, compared to the full valuation allowance recorded against the deferred domestic tax assets during the year ended December 31, 2013.

Liquidity and Capital Resources

Our summary cash flows for the periods presented were as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Net cash provided by operating activities	$4,127	$11,754	$4,765
Net cash used for investing activities	$(1,224)	$(4,694)	$(2,909)
Net cash provided by (used for) financing activities	$1,312	$(1,366)	$(26,043)

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Our total cash and cash equivalents balance increased by $23.4 million, or 35%, to $90.8 million at December 31, 2015, compared to $67.5 million at December 31, 2014.

Net cash provided by operating activities from continuing operations decreased by $7.6 million, or 65%. The decrease was primarily driven by:

•                  a $5.7 million unfavorable change in other assets primarily due to income taxes receivable; a receivable recorded from a supplier related to our mobile broadband service, as well as unfavorable changes in other receivables and prepaid expenses;

•                  a $3.1 million unfavorable change in accounts payable and accrued liabilities due to a $2.6 million unfavorable change in personnel-related cost liabilities due to our restructuring initiatives; a $0.9 million separation settlement with a former executive officer accrued in 2014 and paid in 2015; and an unfavorable change in other accrued costs. These unfavorable changes were partially offset by favorable changes in accrued legal fees and income taxes payable;

•                  a $1.1 million unfavorable change in accounts receivable due to a lower decrease in accounts receivable during the year ended December 31, 2015, compared to the year ended December 31, 2014;

•                  a $0.5 million unfavorable change in inventories due to a lower decrease in inventory during the year ended December 31, 2015, compared to the year ended December 31, 2014;

•                  a $0.4 million unfavorable change in deferred revenue;

•                  a $2.4 million favorable change due to an increase in income from continuing operations, net of non-cash reconciling items; and

•                  a $0.8 million favorable change in other liabilities primarily due to a decrease, in 2014, in reserves for uncertain tax positions.

Net cash used for investing activities from continuing operations decreased by $3.5 million, or 74% primarily due to a decrease in purchases of property and equipment.

•                  Capital expenditures for the year ended December 31, 2015 totaled $1.2 million. At December 31, 2015 and 2014, we had $0.2 million and $1.8 million, respectively, of property and equipment that was not yet paid for and was included in accounts payable and other liabilities in the consolidated balance sheets. We currently anticipate that our total capital expenditures for 2016 will be in the range of $1.0 million to $2.0 million, which includes the aforementioned $0.2 million of purchases on account at December 31, 2015. The actual amount of future capital expenditures may fluctuate due to a number of factors, which are difficult to predict. Technological advances may require us to make capital expenditures to develop or acquire new equipment or technology in order to replace aging or technologically obsolete equipment.

Net cash provided by financing activities from continuing operations increased by $2.7 million, or 196%. The increase was primarily due to a $1.7 million increase in proceeds from exercises of stock options and a $1.1 million decrease in repurchases of common stock.

Future cash flows from financing activities may be affected by our repurchases of shares of our common stock. Our Board of Directors authorized a common stock repurchase program (the “Program”) that allows us to repurchase shares of our common stock through open market or privately-negotiated transactions based on prevailing market conditions and other factors. Our Board of Directors has approved and ratified the Program through December 31, 2015, which date was recently extended by the Board of Directors (in December 2015) to December 31, 2018. There were no repurchases under the Program during the years ended December 31, 2015, 2014, or 2013 and, at December 31, 2015, the authorization remaining under the Program was $80.0 million.

Cash flows from financing activities may also be impacted by the withholding of a portion of shares underlying the restricted stock units we grant to employees. In general, we currently do not collect the minimum statutory employee withholding taxes from employees upon vesting of restricted stock units. Instead, we automatically withhold, from the restricted stock units that vest, the portion of those shares with a fair market value equal to the amount of the minimum statutory employee withholding taxes due. We then pay the minimum statutory withholding taxes in cash. The withholding of these shares, although accounted for as a common stock repurchase, does not reduce the amount available under the Program. Similar to repurchases of common stock under the Program, the net effect of such withholding will adversely impact our cash flows from financing activities. The amounts remitted in the years ended December 31, 2015, 2014, and 2013, were $1.7 million, $2.8 million and $4.3 million, respectively, for which we withheld 0.1 million, 0.3 million and 0.3 million shares of common stock, respectively, that were underlying the restricted stock units that vested. The amount we pay in future periods will vary based on our stock price and the number of applicable restricted stock units vesting during the period.

On an ongoing basis, we assess opportunities for improved operational effectiveness and efficiency, which may result in restructuring. Although restructuring efforts may reduce expenses and generate improved operating efficiencies, there can be no assurances that our restructuring efforts will be successful. In addition, past restructuring activities may not be a good indication of future restructuring opportunities, and any restructuring of our businesses may leave us with reduced financial and marketing resources to develop products and services to compete against our competitors. We recorded restructuring and other exit costs totaling $1.5 million in the year ended December 31, 2015, which consisted of employee termination costs. During the year ended December 31, 2015, we paid $1.5 million of restructuring and other exit costs. At December 31, 2015, accrued restructuring and other exit costs totaled $0.1 million, which will be paid within 12 months.

Based on our current projections, we expect to continue to generate positive cash flows from operations, at least for the next 12 months. We may use our existing cash balances and future cash generated from operations to fund, among other things, long-term growth initiatives, which may include optimizing our current product offerings to enhance our consumer value proposition, expanding new product development efforts to drive new revenue growth, and pursuing acquisitions, new strategic partnerships and other opportunities to expand our scope and reach; the repurchase of our common stock underlying restricted stock units to pay the minimum statutory employee withholding taxes due on vested restricted stock units; the repurchase of our common stock under the Program; future capital expenditures; and future acquisitions of intangible assets, including rights, content and intellectual property.

In March 2015, we reached an audit settlement with the Internal Revenue Service and, in connection with such settlement, we remitted $6.4 million to the Internal Revenue Service in the quarter ended June 30, 2015, for which we had previously established a reserve. Additionally, as discussed in Note 12, “Contingencies—Legal Matters” of the Notes to Consolidated Financial Statements included in Exhibit 99.1, Item 8 of this Current Report on Form 8-K, Classmates, Inc. cooperated with a Multistate Work Group of Attorneys General in connection with their investigations of our former post-transaction sales practices and certain other current or former business practices. In May 2015, Classmates, Inc. executed settlement agreements with each member of the Multistate Work Group, and in July 2015, we remitted $8.2 million in connection with the settlements, which was included in discontinued operations in the consolidated statement of operations. In October 2015, we received insurance proceeds in the amount of $4.2 million related to the Multistate Work Group inquiry and accompanying legal fees. Of this amount, $2.8 million was allocated to United Online, Inc., which was included in cash flows from discontinued operations, and $1.4 million was allocated to FTD, which was remitted to FTD in October 2015.

If we need to raise additional capital through public or private debt or equity financings, strategic relationships or other arrangements, this capital might not be available to us in a timely manner, on acceptable terms, or at all. Our failure to raise sufficient capital when needed could severely constrain or prevent us from, among other factors, long-term growth initiatives, which may include optimizing our current product offerings to enhance our consumer value proposition, expanding new product development efforts to drive new revenue growth, and pursuing new strategic partnerships and other opportunities to expand our scope and reach; the repurchase of our common stock underlying restricted stock units to pay the minimum statutory employee withholding taxes due on vested restricted stock units; the repurchase of our common stock under the Program; future capital expenditures; and future acquisitions of intangible assets, including rights, content and intellectual property, and may have a material adverse effect on our business, financial position, results of operations, and cash flows, as well as impair our ability to pay future dividends and our ability to service our debt obligations. If additional funds were raised through the issuance of equity or convertible debt securities, the percentage of stock owned by the then-current stockholders could be reduced. Furthermore, such equity or any debt securities that we issue might have rights, preferences or privileges senior to holders of our common stock. In addition, trends in the securities and credit markets may restrict our ability to raise any such additional funds, at least in the near term.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Net cash provided by operating activities from continuing operations increased by $7.0 million, or 147%. The increase was primarily driven by:

•                  a $3.3 million favorable change in accounts receivable primarily due to a decrease in advertising revenues;

•                  a $3.2 million favorable change in inventories resulting from a decrease in mobile broadband device inventory in the year ended December 31, 2014;

•                  a $2.6 million favorable change due to a decrease in loss from continuing operations, net of non-cash reconciling items;

•                  a $2.2 million favorable change in other assets primarily due to a favorable change in other receivables, partially offset by a change in income taxes receivable;

•                  a $0.4 million favorable change in deferred revenue;

•                  a $3.2 million unfavorable change in accounts payable and accrued liabilities due to a unfavorable change in income taxes payable and accrued legal fees and a $0.8 million unfavorable change in personnel-related cost liabilities due to our restructuring initiatives. These unfavorable changes were partially offset by a favorable change in accounts payable due to timing of payments and a $0.9 million separation settlement with a former executive officer accrued in 2014 and paid in 2015;

•                  a $1.4 million unfavorable change in other liabilities primarily due to a decrease in reserves for uncertain tax positions in the year ended December 31, 2014.

Net cash used for investing activities from continuing operations increased by $1.8 million, or 61%, primarily due to an increase in purchases of property and equipment.

Net cash used for financing activities from continuing operations decreased by $24.7 million, or 95%. The decrease in net cash used for financing activities was due to a $31.0 million decrease in payments of dividends and dividend equivalents on nonvested restricted stock units and a $1.5 million decrease in repurchases of common stock. These decreases were partially offset by a $5.1 million decrease in proceeds from exercises of stock options, a $1.6 million decrease in proceeds from employee stock purchase plans, and a $1.1 million decrease in excess tax benefits from equity awards.

Contractual Obligations

Contractual obligations at December 31, 2015 were as follows (in thousands):

	Total	Less than 1 Year	1 Year to Less than 3 Years	3 Years to Less than 5 Years
Noncancelable operating leases	$6,383	$2,112	$2,456	$1,815
Purchase obligations	1,197	1,197	—	—
Other liabilities	1,283	1,263	10	10
Total	$8,863	$4,572	$2,466	$1,825

At December 31, 2015, we had liabilities for uncertain tax positions totaling $4.8 million, of which $1.3 million was included in other liabilities in the contractual obligations table above and, at December 31, 2015, was expected to be due in less than one year. We are not able to reasonably estimate when or if cash payments for long-term liabilities related to uncertain tax positions will occur.

Commitments under letters of credit at December 31, 2015 were scheduled to expire as follows (in thousands):

	Total	Less than 1 year	1 Year to Less than 3 Years	3 Years to Less than 5 Years	More than 5 Years
Letters of credit	$465	$—	$—	$—	$465

Letters of credit are maintained pursuant to certain of our lease arrangements and contractual obligations. The letters of credit remain in effect at varying levels through the terms of the related agreements.

Other Commitments

In the ordinary course of business, we may provide indemnifications of varying scope and terms to customers, vendors, lessors, sureties and insurance companies, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by us, or from intellectual property infringement claims made by third parties. In addition, we have entered into indemnification agreements with our directors and certain of our officers and employees that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. We have also agreed to indemnify certain former officers, directors and employees of acquired companies in connection with the acquisition of such companies. We maintain director and officer insurance, which may cover certain liabilities, including those arising from our obligation to indemnify our directors and certain of our officers and employees, and former officers, directors and employees of acquired companies, in certain circumstances.

It is not possible to determine the maximum potential amount of exposure under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification agreements may not be subject to maximum loss clauses.

Off-Balance Sheet Arrangements

At December 31, 2015, we did not have any off-balance sheet arrangements (as defined in Item 303(a)(4)(ii) of Regulation S-K) that have, or are reasonably likely to have, a current or future material effect on our consolidated financial condition, results of operations, liquidity, capital expenditures, or capital resources.

Recent Accounting Pronouncements

See Note 1, “Description of Business, Basis of Presentation, Accounting Policies, and Recent Accounting Pronouncements” of the Notes to Consolidated Financial Statements included in Exhibit 99.1, Item 8 of this Current Report on Form 8-K for a description of recent accounting pronouncements, including the expected dates of adoption and estimated effects on our financial condition, results of operations and cash flows.

Inflation

Inflation did not have a material impact on our consolidated revenues and results of operations during the years ended December 31, 2015, 2014 and 2013.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

UNITED ONLINE, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of United Online, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of United Online, Inc. and its subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

March 3, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations in Note 15, as to which the date is May 26, 2016

UNITED ONLINE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$90,834	$67,470
Accounts receivable, net of allowance of $448 and $486 at December 31, 2015 and 2014, respectively	5,127	5,534
Inventories, net	1,632	2,482
Deferred tax assets, net	—	192
Other current assets	7,093	4,221
Assets of discontinued operations	30,690	28,118
Total current assets	135,376	108,017
Property and equipment, net	6,418	8,818
Deferred tax assets, net	176	73
Goodwill	7,489	7,489
Other assets	840	916
Assets of discontinued operations	47,911	80,835
Total assets	$198,210	$206,148
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,550	$6,677
Accrued liabilities	7,250	10,486
Deferred revenue	3,926	4,605
Deferred tax liabilities, net	—	481
Liabilities of discontinued operations	21,199	61,600
Total current liabilities	38,925	83,849
Deferred tax liabilities, net	2,132	324
Other liabilities	5,313	5,467
Liabilities of discontinued operations	14,220	14,795
Total liabilities	60,590	104,435
Commitments and contingencies (see Note 12)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000 shares authorized; no shares issued or outstanding at December 31, 2015 and 2014
Common stock, $0.0001 par value; 42,857 shares authorized; 14,850 and 14,289 shares issued and outstanding at December 31, 2015 and 2014, respectively	1	1
Additional paid-in capital	222,164	215,302
Accumulated other comprehensive loss	(4,086)	(3,158)
Accumulated deficit	(80,459)	(110,432)
Total stockholders’ equity	137,620	101,713
Total liabilities and stockholders’ equity	$198,210	$206,148

The accompanying notes are an integral part of these consolidated financial statements.

UNITED ONLINE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2015	2014	2013
Revenues	$90,227	$103,266	$101,003
Operating expenses:
Cost of revenues	36,541	41,566	35,116
Sales and marketing	12,348	14,468	16,761
Technology and development	10,010	11,191	11,005
General and administrative	31,168	41,618	51,228
Restructuring and other exit costs	1,469	1,597	—
Total operating expenses	91,536	110,440	114,110
Operating loss	(1,309)	(7,174)	(13,107)
Interest income	442	369	221
Interest expense	—	—	(11)
Other income, net	877	163	182
Income (loss) before income taxes	10	(6,642)	(12,715)
Provision for (benefit from) income taxes	799	(3,807)	36,431
Loss from continuing operations	(789)	(2,835)	(49,146)
Income (loss) from discontinued operations, net of tax	30,762	(2,594)	(39,129)
Net income (loss)	$29,973	$(5,429)	$(88,275)
Income allocated to participating securities	—	—	(1,195)
Net income (loss) attributable to common stockholders	$29,973	$(5,429)	$(89,470)
Basic net income (loss) per common share:
Continuing operations	$(0.05)	$(0.20)	$(3.80)
Discontinued operations	2.09	(0.18)	(2.95)
Basic net income (loss) per common share	$2.04	$(0.38)	$(6.75)
Shares used to calculate basic net income (loss) per common share	14,673	14,115	13,261
Diluted net income (loss) per common share:
Continuing operations	$(0.05)	$(0.20)	$(3.80)
Discontinued operations	2.09	(0.18)	(2.95)
Diluted net income (loss) per common share	$2.04	$(0.38)	$(6.75)
Shares used to calculate diluted net income (loss) per common share	14,673	14,115	13,261
Dividends paid per common share	$—	$—	$2.25

The accompanying notes are an integral part of these consolidated financial statements.

UNITED ONLINE, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Year Ended December 31,
	2015	2014	2013
Net income (loss)	$29,973	$(5,429)	$(88,275)
Other comprehensive income (loss):
Cash flow hedges:
Changes in net gains (losses) on derivatives, net of tax provision of $—, $— and $8 for the years ended December 31, 2015, 2014 and 2013, respectively	4	(33)	13
Derivative settlement (gains) losses reclassified into earnings, net of tax benefit of $—, $— and $126 for the years ended December 31, 2015, 2014 and 2013, respectively	45	(23)	205
Other hedges:
Changes in net gains on derivatives, net of tax provision of $—, $— and $39 for the years ended December 31, 2015, 2014 and 2013, respectively	45	168	62
Foreign currency translation	(1,022)	(995)	(2,402)
Other comprehensive loss	(928)	(883)	(2,122)
Comprehensive income (loss)	$29,045	$(6,312)	$(90,397)

The accompanying notes are an integral part of these consolidated financial statements.

UNITED ONLINE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Retained Earnings (Accumulated	Total Stockholders’
	Shares	Amount	Capital	Loss	Deficit)	Equity
Balance at December 31, 2012	13,013	$1	$500,777	$(22,968)	$2,996	$480,806
Exercises of stock options	271	—	5,124	—	—	5,124
Issuance of common stock through employee stock purchase plan	229	—	2,997	—	—	2,997
Vesting of restricted stock units	233	—	—	—	—	—
Repurchases of common stock	—	—	(4,290)	—	—	(4,290)
Dividends and dividend equivalents paid on shares outstanding and restricted stock units	—	—	(11,258)	—	(19,724)	(30,982)
Stock-based compensation	—	—	13,569	—	—	13,569
Tax benefits from equity awards	—	—	1,526	—	—	1,526
Other comprehensive loss	—	—	—	(2,122)	—	(2,122)
Spin off of FTD Companies, Inc.	—	—	(300,146)	22,815	—	(277,331)
Net loss	—	—	—	—	(88,275)	(88,275)
Balance at December 31, 2013	13,746	1	208,299	(2,275)	(105,003)	101,022
Issuance of common stock through employee stock purchase plan	142	—	1,397	—	—	1,397
Vesting of restricted stock units	401	—	—	—	—	—
Repurchases of common stock	—	—	(2,796)	—	—	(2,796)
Stock-based compensation	—	—	8,557	—	—	8,557
Tax shortfalls from equity awards	—	—	(155)	—	—	(155)
Other comprehensive loss	—	—	—	(883)	—	(883)
Net loss	—	—	—	—	(5,429)	(5,429)
Balance at December 31, 2014	14,289	1	215,302	(3,158)	(110,432)	101,713
Exercises of stock options	144	—	1,699	—	—	1,699
Issuance of common stock through employee stock purchase plan	132	—	1,308	—	—	1,308
Vesting of restricted stock units	285	—	—	—	—	—
Repurchases of common stock	—	—	(1,695)	—	—	(1,695)
Stock-based compensation	—	—	5,550	—	—	5,550
Other comprehensive loss	—	—	—	(928)	—	(928)
Net income	—	—	—	—	29,973	29,973
Balance at December 31, 2015	14,850	$1	$222,164	$(4,086)	$(80,459)	$137,620

The accompanying notes are an integral part of these consolidated financial statements.

UNITED ONLINE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$29,973	$(5,429)	$(88,275)
Less: Income (loss) from discontinued operations, net of tax	30,762	(2,594)	(39,129)
Loss from continuing operations	(789)	(2,835)	(49,146)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Depreciation	3,660	3,479	3,668
Stock-based compensation	4,630	6,821	8,062
Provision for doubtful accounts receivable	2	4	27
Deferred taxes, net	1,407	(1,510)	41,001
Tax benefits (shortfalls) from equity awards	—	(71)	1,372
Excess tax benefits from equity awards	—	(33)	(1,108)
Other, net	497	1,134	525
Changes in operating assets and liabilities, net of discontinued operations:
Accounts receivable, net	406	1,461	(1,860)
Inventories, net	388	928	(2,222)
Other assets	(1,775)	3,883	1,725
Accounts payable and accrued liabilities	(3,466)	(317)	2,894
Deferred revenue	(679)	(243)	(629)
Other liabilities	(154)	(947)	456
Net cash provided by operating activities from continuing operations	4,127	11,754	4,765
Cash flows from investing activities:
Purchases of property and equipment	(1,224)	(4,724)	(2,976)
Proceeds from sales of assets, net	—	30	67
Net cash used for investing activities from continuing operations	(1,224)	(4,694)	(2,909)
Cash flows from financing activities:
Proceeds from exercises of stock options	1,699	—	5,124
Proceeds from employee stock purchase plans	1,308	1,397	2,997
Repurchases of common stock	(1,695)	(2,796)	(4,290)
Dividends and dividend equivalents paid on outstanding shares and restricted stock units	—	—	(30,982)
Excess tax benefits from equity awards	—	33	1,108
Net cash provided by (used for) financing activities from continuing operations	1,312	(1,366)	(26,043)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(1,421)	(1,922)	(290)
Net cash provided by (used for) discontinued operations:
Operating activities	1,672	14,754	32,081
Investing activities	21,572	(8,048)	(18,785)
Financing activities	—	4	(33,457)
Effect of a change in cash and cash equivalents of discontinued operations	(2,674)	3,440	44,784
Net cash from discontinued operations	20,570	10,150	24,623
Change in cash and cash equivalents	23,364	13,922	146
Cash and cash equivalents, beginning of period	67,470	53,548	53,402
Cash and cash equivalents, end of period	$90,834	$67,470	$53,548

The accompanying notes are an integral part of these consolidated financial statements.

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS

Description of Business

United Online, Inc. (together with its subsidiaries, “United Online” or the “Company”), through its operating subsidiaries, provides consumer subscription services and products, consisting of internet access services and devices, including dial-up, mobile broadband, DSL, email, internet security, and web hosting, under the NetZero and Juno brands.

On November 1, 2013, United Online, Inc. consummated the separation of FTD Companies, Inc. (together with its subsidiaries, including FTD Group, Inc., “FTD”) from United Online, Inc. through a tax-free distribution of all FTD Companies, Inc. common stock held by United Online, Inc. to United Online, Inc.’s stockholders (the “FTD Spin-Off Transaction”). As a result, FTD’s financial results are presented as discontinued operations in the Company’s consolidated financial statements.

In August 2015, the Company consummated the sale of its Classmates domestic business unit to Intelius Holdings, Inc. The purchase price received for Classmates domestic business unit was $30.6 million in cash. The Stock Purchase Agreement for the sale included customary representations, warranties and covenants of each party, some of which survive the closing of the transaction for a period of time. Accordingly, the results of operations, the financial condition and the cash flows of the domestic social networking business have been presented as discontinued operations for all periods presented.

In March 2016, the Company entered into a Share Purchase Agreement for the sale of its StayFriends GmbH, Trombi Acquisition SARL, Klassträffen Sweden AB, and Klassenfreunde.ch GmbH entities to Ströer Content Group GmbH. The purchase price for the international social networking businesses is approximately 16 million Euros in cash, which includes cash of 6.5 million Euros on the balance sheets of the international social networking businesses, subject to a post-signing purchase price adjustment. The Share Purchase Agreement includes customary representations, warranties and covenants of each party, some of which survive the closing of the transaction for a period of time. The transaction was completed on May 24, 2016. The results of operations, the financial condition and the cash flows of the international social networking businesses have been presented as discontinued operations for all periods presented.

In April 2016, the Company consummated the sale of its MyPoints business unit to Prodege, LLC. The purchase price received for the MyPoints business unit was approximately $13 million in cash, subject to a post-closing working capital adjustment. The Stock Purchase Agreement for the sale included customary representations, warranties and covenants of each party, some of which survive the closing of the transaction for a period of time. The results of operations, the financial condition and the cash flows of the MyPoints business unit have been presented as discontinued operations for all periods presented.

The Company’s corporate headquarters are located in Woodland Hills, California, and the Company also maintains offices in Fort Lee, New Jersey and Hyderabad, India.

Basis of Presentation

The Company’s consolidated financial statements for the years ended December 31, 2015, 2014 and 2013 have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany accounts and transactions have been eliminated in consolidation. The results of operations for such periods are not necessarily indicative of the results expected for any future periods.

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates and assumptions.

The most significant areas of the consolidated financial statements that require management judgment include the Company’s revenue recognition, goodwill, other long-lived assets, income taxes, and legal contingencies.

The Company believes that its existing cash and cash equivalents and cash generated from operations will be sufficient to fund its working capital requirements, capital expenditures, and other obligations through at least the next 12 months.

Accounting Policies

Segments—The Company complies with the reporting requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 280, Segment Reporting, and operates as a single operating and reportable segment.

Cash and Cash Equivalents—The Company considers cash equivalents to be only those investments which are highly liquid, readily convertible to cash and which have a maturity date within three months from the date of purchase.

At December 31, 2015 and 2014, the Company’s cash and cash equivalents were maintained primarily with major financial institutions and brokerage firms in the United States (“U.S.”) and India. Deposits with these institutions and firms generally exceed the amount of insurance provided on such deposits.

Accounts Receivable—The Company’s accounts receivable are derived primarily from revenues earned from advertising customers located in the U.S. and pay accounts. The Company extends credit based upon an evaluation of the customer’s financial condition and, generally, collateral is not required. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable and, to date, such losses have been within management’s expectations.

The Company evaluates specific accounts receivable where information exists that the customer may have an inability to meet its financial obligations. In these cases, based on the best available facts and circumstances, a specific allowance is recorded for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received that impacts the amount of the allowance. Also, an allowance is established for all customers based on the aging of the receivables. If circumstances change (i.e., higher than expected delinquencies or an unexpected material adverse change in a customer’s ability to meet its financial obligations), the estimates of the recoverability of amounts due to the Company are adjusted.

At December 31, 2015 and 2014, one customer comprised approximately 50% and 39%, respectively, of the Company’s consolidated accounts receivable balance. For the year ended December 31, 2015, one customer comprised approximately 12% of the Company’s consolidated revenues. For the years ended December 31, 2014 and 2013, the Company did not have any individual customers that comprised more than 10% of total revenues.

Inventories—Inventories consist of finished goods and include mobile broadband service devices, and modems. Inventories are stated at the lower of cost or market value. Inventories are valued using the first-in-first-out (“FIFO”) method. Inventories also consist of work-in-process mobile broadband service devices, which have not yet been loaded with Company firmware required for functionality. The Company’s management regularly assesses the valuation of inventory and reviews inventory quantities on hand and, if necessary, records a provision for excess and obsolete inventory based primarily on the age of the inventory and forecasts of product demand, as well as markdowns for the excess of cost over the amount the Company expects to realize from the sale of certain inventory. The Company recorded charges totaling $0.5 million, $1.1 million and a $0.6 million for the markdown of mobile broadband service inventory-related balances during the years ended December 31, 2015, 2014, and 2013, respectively.

Property and Equipment—Property and equipment are stated at historical cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally three to five years for computer software and equipment and three to seven years for furniture and fixtures. Leasehold improvements, which are included in furniture and fixtures, are amortized using the straight-line method over the shorter of the lease term or seven years. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization is removed from the Company’s consolidated financial statements with the resulting gain or loss reflected in the Company’s consolidated statements of operations. Repairs and maintenance costs are expensed as incurred.

Derivative Instruments—The Company applies the provisions of ASC 815, Derivatives and Hedging. The Company enters into forward foreign currency exchange contracts to reduce the risk that its cash flows and earnings will be adversely affected by foreign currency exchange rate fluctuations. The Company records derivative instruments in other current assets or accrued liabilities in the consolidated balance sheets at fair value. The Company records changes in the fair value (i.e., gains or losses) of derivatives as other income, net, or technology and development expenses in the consolidated statements of operations or in accumulated other comprehensive loss in the consolidated balance sheets. The forward foreign currency exchange contracts do not contain any credit risk-related contingent features. The Company’s hedging program is not designed for trading or speculative purposes.

Cash Flow Hedges—The Company enters into forward foreign currency exchange contracts designated as cash flow hedges to hedge certain forecasted expense transactions occurring up to 12 months in the future and denominated in currencies other than the U.S. Dollar. The Company initially reports the gains or losses related to the effective portion of the hedges as a component of accumulated other comprehensive loss in the consolidated balance sheets and subsequently reclassifies the forward foreign currency exchange contracts’ gains or losses to technology and development expenses when the hedged transactions are recorded in earnings. The Company excludes the change in the time value of the forward foreign currency exchange contracts from its assessment of their hedge effectiveness. Gains or losses related to the change in time value of the forward foreign currency exchange contracts are immediately recognized in other income, net, along with any ineffectiveness. The Company presents the cash flows from cash flow hedges in the same category in the consolidated statements of cash flows as the category for the cash flows from the hedged items.

For additional information related to derivative instruments, see Note 5—“Derivative Instruments”.

Fair Value of Financial Instruments—ASC 820, Fair Value Measurements and Disclosures, establishes a three-tiered hierarchy that draws a distinction between market participant assumptions based on (i) quoted prices (unadjusted) in active markets for identical assets and liabilities (Level 1); (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2); and (iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3). In accordance with ASC 820, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when developing fair value measurements. When available, the Company uses quoted market prices to measure fair value. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently-sourced market parameters. If market observable inputs for model-based valuation techniques are not available, the Company will be required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument. Fair values of cash and cash equivalents, short-term accounts receivable, accounts payable, and accrued liabilities approximate their carrying amounts because of their short-term nature. Time deposits, which are included in cash equivalents, are valued at amortized cost, which approximates fair value. Derivative instruments are recognized in the consolidated balance sheets at their fair values based on third-party inputs. The fair values of the forward foreign currency exchange contracts are calculated based on income approach observable market inputs adjusted for counterparty risk of nonperformance. The key assumptions used in calculating the fair value of these derivative instruments are the forward foreign currency exchange rates and discount rate.

Goodwill—Goodwill represents the excess of the purchase price of an acquired entity over the fair value of the net tangible and intangible assets acquired. The Company accounts for goodwill in accordance with ASC 350, Intangibles—Goodwill and Other, which among other things, addresses financial accounting and reporting requirements for acquired goodwill. ASC 350 prohibits the amortization of goodwill and requires the Company to test goodwill at the reporting unit level for impairment at least annually.

The Company tests the goodwill of its reporting units for impairment annually during the fourth quarter of its fiscal year and whenever events occur or circumstances change that would more likely than not indicate that the goodwill might be impaired. Events or circumstances which could trigger an impairment review include, but are not limited to, a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key management or other personnel, significant changes in the manner of the Company’s use of the acquired assets or the strategy for the acquired business or the Company’s overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations.

Testing goodwill for impairment involves a two-step quantitative process. However, prior to performing the two-step quantitative goodwill impairment test, the Company has the option to first assess qualitative factors to determine whether or not it is necessary to perform the two-step quantitative goodwill impairment test for selected reporting units. If the Company chooses the qualitative option, the Company is not required to perform the two-step quantitative goodwill impairment test unless it has determined, based on the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the two-step quantitative impairment test is required or chosen, the first step of the impairment test involves comparing the estimated fair value of a reporting unit with its carrying amount, including goodwill. If the estimated fair value of a reporting unit exceeds its carrying amount, including goodwill, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the estimated fair value of a reporting unit is less than its carrying amount, including goodwill, then the carrying amount of the goodwill is compared with its implied fair value, which is determined by deducting the aggregate fair value of the reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit, and an impairment loss is recognized in an amount equal to the excess.

The process of estimating the fair value of goodwill is subjective and requires the Company to make estimates that may significantly impact the outcome of the analyses. The estimated fair value for each reporting unit is determined using a combination of the income approach and the market approach. The income approach is weighted at 75%, unless a meaningful base of market data is unavailable, in which case, the market approach is not used. Under the income approach, each reporting unit’s fair value is estimated based on the discounted cash flow method. The discounted cash flow method is dependent upon a number of factors, including projections of the amounts and timing of future revenues and cash flows, assumed discount rates and other assumptions. Under the market approach, using the guideline company method, each reporting unit’s fair value was estimated by multiplying the reporting unit’s assessed sustainable level of revenues and normalized earnings before interest, taxes, depreciation, and amortization (“EBITDA”) by selected revenue and EBITDA multiples based on market statistics of identified public companies comparable to the respective reporting unit.

Finite-Lived Intangible Assets and Other Long-Lived Assets—The Company accounts for identifiable intangible assets and other long-lived assets in accordance with ASC 360, Property, Plant and Equipment, which addresses financial accounting and reporting for the impairment and disposition of identifiable intangible assets and other long-lived assets. Intangible assets acquired in a business combination are initially recorded at management’s estimate of their fair values. The Company evaluates the recoverability of identifiable intangible assets and other long-lived assets for impairment when events occur or circumstances change that would indicate that the carrying amount of an asset may not be recoverable. Events or circumstances that may indicate that an asset is impaired include, but are not limited to, significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future operating results, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or other personnel, significant negative industry or economic trends, changes in the Company’s operating model or strategy, and competitive forces. In determining if an impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If an impairment is indicated based on a comparison of the assets’ carrying amounts and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amounts of the assets exceed the respective fair values of the assets. Definite-lived intangible assets are amortized on either a straight-line basis or an accelerated basis over their estimated useful lives, ranging from one to seven years.

Revenue Recognition—The Company applies the provisions of ASC 605, Revenue Recognition, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission (“SEC”). ASC 605 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company recognizes revenues when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, no significant Company obligations remain, and collectibility is reasonably assured. Revenues exclude sales taxes collected.

Revenues are comprised of services revenues, which are derived primarily from fees charged to pay accounts; advertising and other revenues; and products revenues, which are derived primarily from the sale mobile broadband service devices and mobile phones, including the related shipping and handling fees.

Service revenues are derived primarily from fees charged to pay accounts and are recognized in the period in which fees are fixed or determinable and the related services are provided to the customer. The Company’s pay accounts generally pay in advance for their services by credit card, PayPal, automated clearinghouse or check, and revenues are then recognized ratably over the service period. Advance payments from pay accounts are recorded on the consolidated balance sheets as deferred revenue. The Company offers alternative payment methods to credit cards for certain pay service plans. These alternative payment methods currently include payment by money order or payment through a local telephone company. In circumstances where payment is not received in advance, revenues are only recognized if collectibility is reasonably assured.

Advertising revenues consist primarily of amounts from its internet search partner that are generated as a result of users utilizing the partner’s internet search services and amounts generated from display advertisements. The Company recognizes such advertising revenues in the period in which the advertisement is displayed or, for performance-based arrangements, when the related performance criteria are met. In determining whether an arrangement exists, the Company ensures that a written contract is in place, such as a standard insertion order or a customer-specific agreement. The Company assesses whether performance criteria have been met and whether the fees are fixed or determinable based on a reconciliation of the performance criteria and the payment terms associated with the transaction. The reconciliation of the performance criteria generally includes a comparison of the Company’s internally-tracked performance data to the contractual performance obligation and, when available, to third-party or customer-provided performance data.

The Company’s products revenues are generated from the sale of mobile broadband service devices and mobile phones, as well as the related activation fees and shipping and handling fees and are recognized upon delivery of such devices as this is considered a separate earnings process from the sale of services. Sales of mobile broadband service devices bundled with free service plans and paid service plans, and activation fees, are allocated using the relative selling price method in accordance with the multiple-element arrangement provisions of ASC 605. The selling prices of the Company’s mobile broadband paid service plans are determined by vendor specific objective evidence, which is based upon the monthly stand-alone selling price of each plan. The selling prices of the mobile broadband service devices and free service plans are determined by management’s best estimate of selling price, which considers market and economic conditions, internal costs, pricing, and discounting practices. The revenues allocated to the free service plans are recognized ratably over the service period. Activation fees received up front in excess of the amount allocated to the mobile broadband devices are deferred and recognized as service revenues over the estimated service period.

Probability of collection is assessed based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. If it is determined that collectibility is not reasonably assured, revenue is not recognized until collectibility becomes reasonably assured, which is generally upon receipt of cash.

Cost of Revenues—Cost of revenues primarily includes product costs; shipping and delivery costs; telecommunications and data center costs; depreciation of network computers and equipment; license fees; costs related to providing customer support; costs related to customer billing and billing support for the Company’s pay accounts; domain name registration fees; and personnel and overhead-related costs associated with operating the Company’s networks and data centers.

Sales and Marketing—Sales and marketing expenses include expenses associated with promoting the Company’s brands, services and products and with generating advertising revenues. Expenses associated with promoting the Company’s brands, services and products include advertising and promotion expenses; fees paid to distribution partners, internet search providers and third-party advertising networks to acquire new pay accounts; personnel and overhead-related expenses for marketing, merchandising, customer service, and sales personnel; and telemarketing costs incurred to acquire and retain pay accounts and up-sell pay accounts to additional services. Expenses associated with generating advertising revenues include sales commissions and personnel-related expenses. The Company has expended significant amounts on sales and marketing, including branding and customer acquisition campaigns consisting of television, internet, public relations, sponsorships, print, and outdoor advertising, and on retail and other performance-based distribution relationships. Marketing and advertising costs to promote the Company’s services and products are expensed in the period incurred. Advertising and promotion expenses include media, agency and promotion expenses. Media production costs are expensed the first time the advertisement is run. Media and agency costs are expensed over the period the advertising runs. Advertising and promotion expenses for the years ended December 31, 2015, 2014 and 2013 were $5.4 million, $6.5 million and $9.1 million, respectively. At December 31, 2015, and 2014, the Company did not have any prepaid advertising and promotion expenses.

Technology and Development—Technology and development expenses include expenses for product development, maintenance of existing software, technology and websites, and development of new or improved software and technology, including personnel-related expenses for the Company’s technology group in various office locations. Costs incurred by the Company to manage and monitor the Company’s technology and development activities are expensed as incurred.

Software Development Costs—The Company accounts for costs incurred to develop software for internal use in accordance with ASC 350, which requires such costs be capitalized and amortized over the estimated useful life of the software. The Company capitalizes costs associated with customized internal-use software systems that have reached the application development stage. Such capitalized costs include external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees who are directly associated with the applications. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point in which the project is substantially complete and ready for its intended purpose. The Company capitalized costs associated with internal-use software totaling $0.5 million and $1.5 million in the years ended December 31, 2015 and 2014, respectively, which are being depreciated on a straight-line basis over each project’s estimated useful life, which is generally three years. Capitalized internal-use software is included in the computer software and equipment category within property and equipment, net, in the consolidated balance sheets.

General and Administrative—General and administrative expenses, which include unallocated corporate expenses, consist of personnel-related expenses for executive, finance, legal, human resources, facilities, internal audit, investor relations, internal customer support personnel, and personnel associated with operating the Company’s corporate network systems. In addition, general and administrative expenses include, among other costs, professional fees for legal, accounting and financial services; insurance; occupancy and other overhead-related costs; office relocation costs; non-income taxes; gains and losses on sales of assets; bad debt expense; and reserves or expenses incurred as a result of settlements, judgments, fines, penalties, assessments, or other resolutions related to litigation, arbitration, investigations, disputes, or similar matters. General and administrative expenses also include expenses resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin offs, financing transactions, and other strategic transactions, including, without limitation, expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms.

Restructuring and Other Exit Costs—Restructuring and other exit costs consist of costs associated with the realignment and reorganization of the Company’s operations and other employee termination events. Restructuring and other exit costs include employee termination costs, facility closure and relocation costs, and contract termination costs. The timing of associated cash payments is dependent upon the type of exit cost and can extend over a 12-month period. The Company records restructuring and other exit costs liabilities in accrued liabilities in the consolidated balance sheets.

Stock-Based Compensation—The Company follows the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including restricted stock units, stock awards, stock options, and employee stock purchases. ASC 718 requires companies to estimate the fair value of share-based payment awards on the grant date using an option-pricing model. The Company values its restricted stock units based on the grant-date closing price of the Company’s common stock. The Company uses the Black-Scholes option-pricing model for valuing stock options. The Company’s assumptions about stock price volatility are based on the Company’s historical volatility for periods approximating the expected life of options granted. The expected term was estimated using the simplified method because the Company does not have adequate historical data to estimate expected term. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods on a straight-line basis in the Company’s consolidated statements of operations. ASC 718 also requires forfeitures to be estimated at the time of grant in order to calculate the amount of share-based payment awards ultimately expected to vest. The Company uses the “with and without” approach in determining the order in which tax attributes are utilized. As a result, the Company only recognizes a tax benefit from share-based payment awards in additional paid-in capital in the consolidated balance sheets if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized. In addition, the Company accounts for the indirect effects of share-based payment awards on other tax attributes in the consolidated statements of operations.

Comprehensive Income—The Company follows the provisions of ASC 220, Comprehensive Income, which establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. For the Company, comprehensive income primarily consists of its reported net income, changes in unrealized gains or losses on derivatives, net of tax, and foreign currency translation.

Foreign Currency Translation—The Company accounts for foreign currency translation in accordance with ASC 830, Foreign Currency Matters. The functional currency of each of the Company’s international subsidiaries is its respective local currency. The financial statements of these subsidiaries are translated to U.S. Dollars using period-end rates of exchange for assets and liabilities, historical rates of exchange for equity, and average rates of exchange for the period for revenues and expenses. Translation gains and losses are recorded in accumulated other comprehensive loss as a component of stockholders’ equity in the consolidated balance sheets.

Income Taxes—The Company applies the provisions of ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In evaluating the Company’s ability to recover its deferred tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In accordance with ASC 740, the Company recognizes, in its consolidated financial statements, the impact of the Company’s tax positions that are more likely than not to be sustained upon examination based on the technical merits of the positions. The Company recognizes interest and penalties for uncertain tax positions in income tax expense.

In connection with the FTD Spin-Off Transaction, the Company entered into a Tax Sharing Agreement with FTD. The Tax Sharing Agreement generally will govern the Company’s and FTD’s respective rights, responsibilities, and obligations after the consummation of the FTD Spin-Off Transaction with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), including as a result of Section 355(e) of the Code. Under the Tax Sharing Agreement, with certain exceptions, FTD generally will be responsible for the payment of all income and non-income taxes attributable to its operations or the operations of its subsidiaries, and FTD will indemnify the Company for these taxes. With certain exceptions, the Company generally will be responsible for the payment of all other income and non-income taxes, including consolidated U.S. federal income taxes of the United Online tax reporting group for which FTD is severally liable, and the Company will indemnify FTD for these taxes. The Company and FTD generally will be jointly responsible for any taxes that arise from the failure of the FTD Spin-Off Transaction to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Code, if such failure is for any reason for which neither the Company nor FTD is responsible.

Earnings Per Share—The Company computes earnings per share in accordance with ASC 260, Earnings Per Share. ASC 260 provides that unvested share-based payment awards that contain non-forfeitable rights to dividends are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for common stock and any participating securities according to dividends declared (whether paid or unpaid) and participation rights in undistributed earnings. Certain of the Company’s restricted stock units are considered participating securities because they contain non-forfeitable rights to dividends irrespective of whether the awards ultimately vest.

Legal Contingencies—The Company is currently involved in certain legal proceedings and investigations. The Company records liabilities related to pending matters when an unfavorable outcome is deemed probable and management can reasonably estimate the amount or range of loss. As additional information becomes available, the Company continually assesses the potential liability related to such pending matters.

Operating Leases—The Company leases office space, data centers, and certain office equipment under operating lease agreements with original lease periods of up to six years. Certain of the lease agreements contain rent holidays and rent escalation provisions. Rent holidays and rent escalation provisions are considered in determining straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the leased property for purposes of recognizing lease expense on a straight-line basis over the term of the lease.

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, Presentation of Financial Statements and Property, Plant and Equipment: Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The core principle of the guidance raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the new definition of a discontinued operation. The amendments in this ASU are effective prospectively for disposals (or classifications as held for sale) of components of an entity that occur within annual periods beginning on or after December 15, 2014, and interim periods within those years. Early adoption is permitted but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available for issuance. The Company adopted the standard with no material impact on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in this ASU will be effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. The amendments should be applied retrospectively. In July 2015, the FASB approved a one-year deferral of the effective date with early adoption permitted. The Company intends to adopt the standard effective January 1, 2018 and is currently assessing the impact of this update on its consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12, Compensation—Stock Compensation: Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. The core principle of the guidance requires that a performance target that affects vesting and that could be achieved after the requisite service period should be treated as a performance condition. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. Entities may apply the amendments in ASU No. 2014-12 either: (a) prospectively to all awards granted or modified after the effective date; or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. The Company does not expect this update to have a material impact on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The update provides GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. The amendments in this update are effective for annual periods ending after December 15, 2016, and for annual periods and interim periods thereafter. Early adoption is permitted. The Company does not expect this update to have a material impact on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. The update provides GAAP guidance on evaluating the accounting for fees paid by a customer in a cloud computing arrangement. The amendments in this update also provide a basis for evaluating whether a cloud computing arrangement includes a software license. The amendments in this update are effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted. The Company is currently assessing the impact of this update on its consolidated financial statements.

In June 2015, the FASB issued ASU No. 2015-10, Technical Corrections and Improvements. The update contains amendments that will affect a wide variety of topics in the Codification. The amendments in this update represent changes to clarify the Codification, correct unintended application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The Company does not expect this update to have a material impact on its consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. The amendments in this update more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards (IFRS). The amendments in this update are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments in this update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently assessing the impact of this update on its consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this update are effective for fiscal years beginning after December 15, 2016, including interim periods within those annual periods. The amendments in this Update may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company early adopted the standard for the year ended December 31, 2015 and applied it prospectively. As such, no adjustment was made to prior periods.

2. SEGMENT INFORMATION

As a result of the presentation of the Company’s former Commerce & Loyalty and Social Media segments as discontinued operations, the Company now operates as a single operating and reportable segment.

Revenues were as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Services revenues	$62,196	$68,727	$68,599
Products revenues	4,832	6,254	3,537
Advertising and other revenues	23,199	28,285	28,867
Total revenues	$90,227	$103,266	$101,003

Geographic revenues are attributed to countries based on the principal location of the Company’s entities from which those revenues were generated. The Company’s only principal location from which revenues were generated was the United States.

Geographic information for long-lived assets, which consist of property and equipment and other assets, was as follows (in thousands):

	December 31,
	2015	2014
United States	$7,031	$9,506
India	227	228
Total long-lived assets	$7,258	$9,734

3. BALANCE SHEET COMPONENTS

Inventories, Net

Inventories, net, consisted of the following (in thousands):

	December 31,
	2015	2014
Work-in-process	$—	$411
Finished goods	1,632	2,071
Total	$1,632	$2,482

Other Current Assets

Other current assets consisted of the following (in thousands):

	December 31,
	2015	2014
Income taxes receivable	$1,651	$220
Prepaid expenses	1,393	1,805
Prepaid insurance	1,287	1,319
Other	2,762	877
Total	$7,093	$4,221

Property and Equipment, Net

Property and equipment, net, consisted of the following (in thousands):

	December 31,
	2015	2014
Computer software and equipment	$55,321	$62,176
Furniture and fixtures	5,042	5,367
	60,363	67,543

Less: accumulated depreciation and leasehold improvements amortization	(53,945)	(58,725)
Total	$6,418	$8,818

Depreciation expense for the years ended December 31, 2015, 2014 and 2013 was $3.7 million, $3.5 million and $3.7 million, respectively.

Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31,
	2015	2014
Employee compensation and related liabilities	$5,270	$8,591
Income taxes payable	710	—
Non-income taxes payable	200	238
Accrued restructuring and other exit costs	121	195
Reserves for legal settlements	100	30
Separation payments for an executive officer	—	859
Other	849	573
Total	$7,250	$10,486

Other Liabilities

Other liabilities consisted of the following (in thousands):

	December 31,
	2015	2014
Income taxes payable	$3,528	$3,571
Other	1,785	1,896
Total	$5,313	$5,467

4. GOODWILL

The changes in goodwill related to continuing operations were as follows (in thousands):

Balance at December 31, 2013:
Goodwill (excluding impairment charges)	$13,227
Accumulated impairment charges	(5,738)
Goodwill at December 31, 2013	7,489
Balance at December 31, 2014:
Goodwill (excluding impairment charges)	13,227
Accumulated impairment charges	(5,738)
Goodwill at December 31, 2014	7,489
Balance at December 31, 2015:
Goodwill (excluding impairment charges)	13,227
Accumulated impairment charges	(5,738)
Goodwill at December 31, 2015	$7,489

2014 Goodwill Impairment Assessment

The Company performed its annual goodwill impairment assessment for all of its reporting units during the quarter ended December 31, 2014. The Company did not perform a qualitative assessment to determine whether it is more likely than not that goodwill is impaired. The first step of the quantitative goodwill impairment test resulted in the determination that the estimated fair values of the Company’s reporting units substantially exceeded their respective carrying amounts, including goodwill. Accordingly, the second step was not required.

2015 Goodwill Impairment Assessment

The Company performed a goodwill impairment assessment for the Social Media reporting unit during the quarter ended September 30, 2015 as a result of the sale of Classmates, Inc. The first step of the quantitative goodwill impairment test resulted in the determination that the estimated fair values of the Company’s reporting units substantially exceeded their respective carrying amounts, including goodwill. Accordingly, the second step was not required.

The Company performed the annual quantitative goodwill impairment assessment for all of its reporting units in the fourth quarter of 2015. The first step of the quantitative goodwill impairment test resulted in the determination that the fair values of the Company’s Communications and Social Media reporting units substantially exceeded their carrying amounts, including goodwill. The fair value of the Company’s MyPoints reporting unit exceeded its carrying amount, including goodwill, by approximately 22%. Accordingly, the second step was not required for any of the Company’s reporting units.

5. DERIVATIVE INSTRUMENTS

The fair and notional values of outstanding derivative instruments were as follows (in thousands):

		Fair Value of Derivative Instruments		Notional Value of Derivative Instruments
		December 31,		December 31,
	Balance Sheet Location	2015	2014	2015	2014
Derivative assets	Other current assets	$—	$1	$—	$233
Derivative liabilities	Accrued liabilities	$—	$18	$—	$867

The effect of derivatives designated as cash flow hedging instruments on accumulated other comprehensive loss, other income, net, and technology and development expenses was as follows (in thousands):

	Change in Gains (Losses) Recognized in Accumulated Other Comprehensive Loss on Derivatives Before Tax
	Year Ended December 31,
Derivatives Designated as Cash Flow Hedging Instruments	2015	2014	2013
Forward foreign currency exchange contracts	$52	$(56)	$130

At December 31, 2015, the effective portion, before tax effect, of the Company’s forward foreign currency exchange contracts designated as cash flow hedging instruments was $0.

		Gains Recognized in Earnings on Derivatives (Amount Excluded from Effectiveness Testing)
		Year Ended December 31,
Derivatives Designated as Cash Flow Hedging Instruments	Location	2015	2014	2013
Forward foreign currency exchange contracts	Other income, net	$23	$118	$100

There was no ineffectiveness related to the Company’s cash flow hedging instruments in the year ended December 31, 2015 and 2014. The ineffectiveness related to the Company’s cash flow hedging instruments was $(8,000) in the year ended December 31, 2013.

		(Gains) Losses Reclassified from Accumulated Other Comprehensive Loss into Earnings (Effective Portion)
		Year Ended December 31,
Derivatives Designated as Cash Flow Hedging Instruments	Location	2015	2014	2013
Forward foreign currency exchange contracts	Technology and development expenses	$45	$(23)	$323

For additional information related to derivative instruments, see Note 1, “Description of Business, Basis of Presentation, Accounting Policies, and Recent Accounting Pronouncements, Accounting Policies—Derivative Instruments”.

6. FAIR VALUE MEASUREMENTS

The following table presents information about financial assets that were required to be measured at fair value on a recurring basis (in thousands):

	Estimated Fair Value
	December 31, 2015
Description	Level 1	Level 2	Total
Assets:
Money market funds	$65,809	$—	$65,809
Total	$65,809	$—	$65,809

	Estimated Fair Value
	December 31, 2014
Description	Level 1	Level 2	Total
Assets:
Money market funds	$42,741	$—	$42,741
Time deposits	—	5,053	5,053
Derivative assets	—	1	1
Total	$42,741	$5,054	$47,795
Liabilities:
Derivative liabilities	$—	$18	$18
Total	$—	$18	$18

7. STOCKHOLDERS’ EQUITY

Preferred Stock

United Online, Inc. has 5.0 million shares of preferred stock authorized with a par value of $0.0001. At December 31, 2015 and 2014, United Online, Inc. had no preferred shares issued or outstanding.

Reverse Stock Split

On October 31, 2013, United Online, Inc. effected a one-for-seven reverse stock split of shares of United Online, Inc. common stock. United Online, Inc. common stock share information and related per share amounts prior to October 31, 2013 have been adjusted to reflect the one-for-seven reverse stock split of shares of United Online, Inc.

Dividends

Dividends are paid on shares of common stock outstanding as of the record date. In addition, dividend equivalents are generally paid on nonvested restricted stock units outstanding as of the record date.

In January, April, and July 2013, United Online, Inc.’s Board of Directors declared quarterly cash dividends of $0.70 per share of common stock, as adjusted to reflect the one-for-seven reverse stock split. The dividends were paid on February 28, 2013, May 31, 2013, and August 30, 2013 and totaled $9.4 million, $9.7 million, and $9.7 million, respectively, including dividend equivalents paid on nonvested restricted stock units. In November 2013, United Online, Inc.’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock. The dividend was paid on November 29, 2013 and totaled $2.2 million, including dividend equivalents paid on nonvested restricted stock units.

In January 2014, the Company announced that United Online, Inc.’s Board of Directors determined to discontinue cash dividend payments in order to provide financial flexibility to support anticipated long-term growth initiatives. The Company currently intends to retain any future earnings for use in the operation of our business and, as a result, does not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on the Company’s capital stock will be at the discretion of the Company’s Board of Directors, subject to applicable laws, and will depend on the Company’s financial condition, results of operations, capital requirements, general business conditions and other factors that the Company’s Board of Directors considers relevant.

Common Stock Repurchases

In May 2001, the Company’s Board of Directors authorized a common stock repurchase program (the “Program”) that allows the Company to repurchase shares of its common stock through open market or privately negotiated transactions based on prevailing market conditions and other factors. From time to time since then, the Board of Directors has increased the amount authorized for repurchase under this Program and has extended the Program, which was recently extended by the Board of Directors (in December 2015) through December 31, 2018. From August 2001 through December 2014, the Company had repurchased $150.2 million of its common stock under the Program. There were no repurchases under the Program during the year ended December 31, 2015 and, at December 31, 2015, the authorization remaining under the Program was $80.0 million.

Shares withheld upon the vesting of restricted stock units and upon the issuance of stock awards to pay minimum statutory employee withholding taxes are considered common stock repurchases, but are not counted as purchases against the Program. Upon vesting of most restricted stock units or issuance of stock awards, the Company currently does not collect the minimum statutory withholding taxes from employees. Instead, the Company automatically withholds, from the restricted stock units that vest and from the stock awards that are issued, the portion of those shares with a fair market value equal to the amount of the minimum statutory employee withholding taxes due, which is accounted for as a repurchase of common stock. The Company then pays the minimum statutory employee withholding taxes in cash. The amounts remitted in the year ended December 31, 2015, 2014 and 2013 were $1.7 million, $2.8 million and $4.3 million respectively, for which the Company withheld 0.1 million, 0.3 million and 0.3 million shares of common stock, respectively, that were underlying the restricted stock units that vested.

Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss were as follows (in thousands):

	Gains (Losses) on Cash Flow Hedging Instruments, Net of Tax	Gains on Other Hedging Instruments, Net of Tax	Foreign Currency Translation	Accumulated Other Comprehensive Loss
Balance at December 31, 2013	$7	$—	$(2,282)	$(2,275)
Other comprehensive loss before reclassifications	(33)	168	(995)	(860)
Amounts reclassified from accumulated other comprehensive loss	(23)	—	—	(23)
Other comprehensive loss	(56)	168	(995)	(883)
Balance at December 31, 2014	(49)	168	(3,277)	(3,158)
Other comprehensive loss before reclassifications	4	45	(1,022)	(973)
Amounts reclassified from accumulated other comprehensive loss	45	—	—	45
Other comprehensive loss	49	45	(1,022)	(928)
Balance at December 31, 2015	$—	$213	$(4,299)	$(4,086)

All amounts reclassified from accumulated other comprehensive loss were related to losses on derivatives classified as cash flow hedges. These reclassifications impacted technology and development expenses in the consolidated statements of operations.

8. STOCK-BASED COMPENSATION PLANS

The Company has one active equity plan, the 2010 Incentive Compensation Plan, as amended and restated as of June 13, 2013 and amended as of April 23, 2015 (the “Plan”), under which, in general, the Company is authorized to grant restricted stock units, stock awards and stock options.

Restricted stock units granted to employees generally vest over a one-to four-year period under a variety of vesting schedules and are canceled upon termination of employment. Restricted stock units granted to non-employee members of United Online, Inc.’s Board of Directors generally vest annually over a one-year period.

Stock options granted to employees generally vest over a three-or four-year period under a variety of vesting schedules and are canceled upon termination of employment. Stock option grants expire after ten years unless canceled earlier due to termination of employment.

Upon the exercise of a stock option award, the vesting of a restricted stock unit or the award of common stock or restricted stock, shares of common stock are issued from authorized but unissued shares. Pursuant to the Plan, each restricted stock unit and stock award granted decreases shares available for grant by three shares and cancelations of such shares increase the shares available for grant by three shares.

At December 31, 2015, there were 16.1 million aggregate shares reserved for issuance and 11.7 million shares available for grant under the Plan.

Stock-Based Compensation

The following table summarizes the stock-based compensation that has been included in the following line items within the consolidated statements of operations (in thousands):

	Year Ended December 31,
	2015	2014	2013
Operating expenses:
Cost of revenues	$127	$172	$105
Sales and marketing	127	264	291
Technology and development	581	703	825
General and administrative	3,795	5,682	6,841
Total stock-based compensation	$4,630	$6,821	$8,062
Tax benefit recognized(a)	$1,574	$2,387	$2,741

(a)                                 Income tax benefit is presented prior to consideration of the Company’s deferred tax asset valuation allowance. See Note 9, “Income Taxes”.

Restricted Stock Units

The following table summarizes activity for restricted stock units:

	Restricted Stock Units	Weighted-Average Grant Date Fair Value
	(in thousands)
Nonvested at December 31, 2014	805	$11.34
Granted	272	$15.19
Vested	(412)	$11.57
Forfeited/canceled	(263)	$12.20
Nonvested at December 31, 2015	402	$13.15

The weighted-average grant date fair value of restricted stock units granted during the years ended December 31, 2015, 2014 and 2013 was $15.19, $11.26 and $11.71, respectively. The fair value of restricted stock units that vested during the years ended December 31, 2015, 2014 and 2013 was $5.6 million, $7.7 million and $10.8 million, respectively. At December 31, 2015, the intrinsic value of nonvested restricted stock units was $4.7 million. At December 31, 2015, nonvested restricted stock units expected to vest totaled 0.4 million with an intrinsic value totaling $4.4 million. At December 31, 2015, total unrecognized compensation cost related to nonvested restricted stock units, net of expected forfeitures, was $3.3 million and was expected to be recognized over a weighted-average period of 0.9 years.

Stock Options

The following table summarizes stock option activity:

	Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value
	(in thousands)		(in years)	(in thousands)
Outstanding at December 31, 2014	947	$12.28
Granted	548	$14.74
Exercised	(144)	$11.77
Forfeited/canceled	(508)	$14.53
Outstanding at December 31, 2015	843	$12.61	7.2	$355
Exercisable at December 31, 2015	328	$11.41	4.3	$212
Expected to vest at December 31, 2015	485	$13.35	9.0	$137

The weighted-average grant date fair value of stock options granted during the year ended December 31, 2015 and 2014 was $14.74 and $5.39, respectively. The Company did not grant any stock options during the year ended December 31, 2013. The total intrinsic value of stock options exercised during the years ended December 31, 2015, 2014 and 2013 was $0.6 million, $0 and $1.5 million, respectively. Cash received from the exercise of stock options for the years ended December 31, 2015, 2014 and 2013 was $1.7 million, $0 and $5.1 million, respectively. Tax benefits realized from stock options exercised in the years ended December 31, 2015, 2014 and 2013 were $0.2 million, $0 and $0.4 million, respectively, prior to consideration of the Company’s deferred tax asset valuation allowance. At December 31, 2015, total unrecognized compensation cost related to unvested stock options, net of expected forfeitures, was $2.6 million and was expected to be recognized over a weighted-average period of 1.0 years.

The fair value of stock options granted during the year ended December 31, 2015 was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2015	2014
Risk-free interest rate	1.71%	1.87%
Expected term (in years)	5.83	5.96
Dividend yield	0%	0%
Volatility	45.65%	48.93%

Employee Stock Purchase Plans

In 2010, the Company adopted the 2010 Employee Stock Purchase Plan to replace the 2001 Employee Stock Purchase Plan. The Company’s 2001 Employee Stock Purchase Plan expired in 2011 following the completion of the final purchase thereunder. In November 2013, the Company adopted a revised 2010 Employee Stock Purchase Plan, which was amended in April 2015. This plan had 1.0 million shares of common stock reserved and available for issuance at December 31, 2015.

Under the employee stock purchase plans, each eligible employee may authorize payroll deductions of up to 15% of his or her compensation to purchase shares of United Online, Inc.’s common stock on two purchase dates each year at a purchase price per share equal to 85% of the lower of (i) the closing market price per share of United Online, Inc.’s common stock on the employee’s entry date into the two-year offering period in which the purchase date occurs or (ii) the closing market price per share of United Online, Inc.’s common stock on the purchase date. Each offering period has a 24-month duration and purchase intervals of six months.

The fair value of employee stock purchase plan shares was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2015	2014	2013
Risk-free interest rate	0.3%	0.2%	0.2%
Expected term (in years)	0.5 – 2.0	0.5 – 2.0	0.5 – 2.0
Dividend yield	0%	1.0%	8.1%
Volatility	48.8%	43.7%	40.4%

The assumptions presented in the table above represent the weighted average of the applicable assumptions used to value employee stock purchase plan shares. The Company calculates expected volatility based on historical volatility of United Online, Inc.’s common stock. The expected term represents the amount of time remaining in the 24-month offering period. The risk-free interest rate assumed in valuing the employee stock purchase plan shares is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term. The Company determines the expected dividend yield percentage by dividing the expected annual dividend by the closing market price of United Online, Inc.’s common stock at the date of grant. At December 31, 2015, total unrecognized compensation cost related to the 2010 Employee Stock Purchase Plan was $0.5 million and was expected to be recognized over a weighted-average period of 0.7 years.

9. INCOME TAXES

Income (loss) from continuing operations before income taxes was comprised of the following (in thousands):

	Year Ended December 31,
	2015	2014	2013
Domestic	$(812)	$(7,340)	$(13,646)
Foreign	822	698	931
Income (loss) before income taxes	$10	$(6,642)	$(12,715)

The provision for (benefit from) income taxes from continuing operations was comprised of the following (in thousands):

	Year Ended December 31,
	2015	2014	2013
Current:
Federal	$883	$(2,835)	$(8,967)
State	977	(121)	1,738
Foreign	392	663	412
	2,252	(2,293)	(6,817)
Deferred:
Federal	(1,155)	(1,518)	45,761
State	(397)	12	365
Foreign	99	(8)	(2,878)
	(1,453)	(1,514)	43,248
Provision for (benefit from) income taxes from continuing operations	$799	$(3,807)	$36,431

For the year ended December 31, 2015, the Company generated a domestic net operating loss. The Company recorded a federal income tax receivable of $1.5 million as the benefit is expected to be realized through a net operating loss carryback. The benefit related to this net operating loss carryback was recognized in the year ended December 31, 2014.

The provision for (benefit from) income taxes from continuing operations reconciled to the amount computed by applying the statutory federal rate to income (loss) from continuing operations before taxes was as follows:

	Year Ended December 31,
	2015	2014	2013
Federal statutory rate	34.0%	35.0%	34.0%
State taxes, net	2,562.5	(5.6)	1.6
Nondeductible compensation	673.4	(11.3)	(1.5)
Deferred tax adjustment—U.K. statutory rate reduction	—	—	11.4
Effects of foreign income	(76.8)	0.5	—
Foreign distribution	1,385.2	—	—
Changes in uncertain tax positions	3,845.8	6.8	(3.9)
Capital loss	(22,230.4)	—	—
Tax effect of goodwill impairment	—	—	(1.1)
Transaction expense	993.0	—	—
Reallocation of 2014 net operating loss carryback benefit	—	38.4	—
Indefinite-lived asset	1,833.5	(2.6)	—
Tax settlements	(2,423.0)	(4.0)	—
Valuation allowance	22,648.5	(1.6)	(330.7)
Benefit from discontinued operations	(967.3)	—	—
Other differences, net	(288.4)	1.7	3.7
Effective tax rate	7,990.0%	57.3%	(286.5)%

The significant components of net deferred tax balances were as follows (in thousands):

	December 31,
	2015	2014
Deferred tax assets:
Net operating loss and tax credit carryforwards	$32,787	$32,828
Capital loss	2,223	—
Stock-based compensation	1,214	1,386
Other, net	2,565	4,404
Total gross deferred tax assets	38,789	38,618
Less: valuation allowance	(38,526)	(37,286)
Total deferred tax assets after valuation allowance	263	1,332
Deferred tax liabilities:
Depreciation and amortization	(1,561)	(2,188)
Amortization of acquired intangible assets	(658)	316
Total deferred tax liabilities	(2,219)	(1,872)
Net deferred tax assets (liabilities)	$(1,956)	$(540)

	December 31,
	2015	2014
Current deferred tax assets	$—	$192
Non-current deferred tax assets	176	73
Current deferred tax liabilities	—	(481)
Non-current deferred tax liabilities	(2,132)	(324)
Net deferred liabilities	$(1,956)	$(540)

Realization of the net deferred tax assets is primarily dependent upon the Company having sufficient taxable income within the carryback and carryforward periods to obtain a benefit from the reversal of net deductible temporary differences, utilization of tax credit carryforwards, and utilization of net operating loss carrybacks and carryforwards for federal and state income tax purposes. The determination of whether the deferred tax assets will actually be realized is subjective and requires management’s judgment and evaluation of both positive and negative evidence, including taxable income in prior carryback years, future reversals of existing taxable temporary differences, applicable tax planning strategies, and forecasts of future income, including the consideration of carryback availability as a source of taxable income to realize deferred tax assets.

In assessing the realization of net deferred tax assets at December 31, 2015, based on the carryback availability, the Company believes that it was more likely than not that the Company will not realize benefits related to its domestic deductible differences. All of the remaining domestic net deferred tax assets, excluding indefinite-lived assets, will be subject to a valuation allowance as they are not expected to be realized. Therefore, a valuation allowance totaling $38.5 million for net unrealizable deferred tax assets, excluding indefinite-lived assets, was recorded at December 31, 2015.

Subsequent to the FTD Spin-Off Transaction in the quarter ended December 31, 2013, the Company performed an extensive evaluation for a valuation allowance against its net deferred tax assets, excluding indefinite-lived assets. In its evaluation of positive and negative evidence, the Company determined that the negative evidence was more persuasive, which led the Company to record a full valuation allowance against its domestic net deferred tax assets, excluding indefinite-lived assets and net operating loss carryback. The Company had a valuation allowance totaling $38.5 million and $37.3 million at December 31, 2015 and 2014, respectively, to reduce domestic net deferred tax assets to an amount that is more likely than not to be realized in future periods. The valuation allowance relates to domestic net deferred tax assets, including federal and state net operating loss carryforwards, member redemption liability and foreign tax credit carryforwards.

At December 31, 2015 and 2014, the Company had gross unrecognized tax benefits totaling $2.8 million and $3.2 million, respectively, all of which would have an impact on the Company’s effective income tax rate, if recognized. The effective income tax rate impact is inclusive of changes in valuation allowance resulting from recognition of previously unrecognized tax benefits. A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits (before federal impact of state items), excluding interest and penalties, was as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Beginning balance	$3,164	$3,779	$4,351
Additions for current year tax positions	116	119	193
Reductions for current year tax positions	—	(17)	(104)
Additions for prior year tax positions	—	240	(126)
Reductions for prior year tax positions	(74)	(893)	(172)
Reductions related to settlements with taxing authorities	(356)	(64)	(363)
Ending balance	$2,850	$3,164	$3,779

The Company files income tax returns in the U.S., various state and local jurisdictions and India. The Company is currently under audit by certain state and local tax authorities and the Indian tax authorities. The audits are in varying stages of completion. The Company evaluates its tax positions and establishes liabilities for uncertain tax positions that may be challenged by tax authorities. Uncertain tax positions are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, case law developments and closing of statutes of limitations. Such adjustments are reflected in the provision for income taxes, as appropriate. Tax years prior to 2010 are generally not subject to examination by the IRS and state and local jurisdictions, except for items involving tax attributes that have been carried forward to tax years whose statute of limitations remains open. Tax years prior to 2005 are not subject to examination by the Indian tax authorities.

At December 31, 2015, the Company believes it is reasonably possible that its gross liabilities for unrecognized tax benefits may decrease by approximately $1.3 million within the next 12 months due to audit settlements and expiration of statute of limitations.

The Company had accrued $1.9 million and $1.7 million for interest and penalties relating to uncertain tax positions at December 31, 2015 and 2014, respectively, all of which was included in income taxes payable. The Company recorded $0.2 million, $0.2 million and $0.6 million of interest and penalty expenses related to uncertain tax positions, which was included in provision for (benefit from) income taxes, for the years ended December 31, 2015, 2014 and 2013, respectively.

At December 31, 2015 and 2014, U.S. income taxes were not provided on $6.4 million and $4.0 million, respectively, of undistributed earnings of the Company’s foreign subsidiaries because such earnings have been permanently reinvested in foreign operations. If these earnings were repatriated to the U.S., the Company would not expect to owe additional U.S. income taxes due to the utilization of net operating loss and foreign tax credit carryovers.

For the years ended December 31, 2015, 2014 and 2013, net income tax benefits (shortfalls) attributable to stock-based compensation from continuing operations that were allocated to stockholders’ equity totaled $0, $(0.2) million and $0.4 million, respectively.

At December 31, 2015, the Company had federal and state net operating loss carryforwards totaling $87.5 million and $50.1 million, respectively. The federal net operating loss carryforwards will begin to expire in 2019, the state net operating loss carryforwards begin to expire in 2016. These carryforwards have been adjusted to reflect the Company’s estimate of limitations under Section 382 of the Internal Revenue Code of 1986, as amended. Due to the ownership change provisions under Section 382, use of a portion of the Company’s domestic net operating loss and tax credit carryforwards may be limited in future periods in the event of an ownership change. At December 31, 2015, the Company had federal and state capital loss carryover of approximately $6.1 million and $3.5 million, respectively, which will expire in 2020.

On October 31, 2013, the Company entered into a Tax Sharing Agreement with FTD. The Tax Sharing Agreement specifies the portion of tax liabilities for which the Company and FTD will each bear responsibility, and the Company and FTD have agreed to indemnify each other against amounts for which the other is not responsible. Although the Tax Sharing Agreement was entered into by the Company and FTD, the Tax Sharing Agreement is not binding on the IRS or any other taxing authority.

10. NET INCOME (LOSS) PER COMMON SHARE

The following table sets forth the computation of basic and diluted net income (loss) per common share (in thousands, except per share amounts):

	Year Ended December 31,
	2015	2014	2013
Numerator:
Loss from continuing operations	$(789)	$(2,835)	$(49,146)
Income allocated to participating securities	—	—	(1,195)
Income (loss) from continuing operations available to common stockholders	(789)	(2,835)	(50,341)
Income (loss) from discontinued operations, net of tax available to common stockholders	30,762	(2,594)	(39,129)
Net income (loss) attributable to common stockholders	$29,973	$(5,429)	$(89,470)
Denominator:
Weighted-average common shares	14,673	14,115	13,261
Add: Dilutive effect of non-participating securities	—	—	—
Shares used to calculate diluted net income (loss) per common share	14,673	14,115	13,261
Basic net income (loss) per common share:
Continuing operations	$(0.05)	$(0.20)	$(3.80)
Discontinued operations	2.09	(0.18)	(2.95)
Basic net income (loss) per common share	$2.04	$(0.38)	$(6.75)
Diluted net income (loss) per common share:
Continuing operations	$(0.05)	$(0.20)	$(3.80)
Discontinued operations	2.09	(0.18)	(2.95)
Diluted net income (loss) per common share	$2.04	$(0.38)	$(6.75)

The diluted net income (loss) per common share computations exclude stock options and restricted stock units which are antidilutive. Weighted-average antidilutive shares for the years ended December 31, 2015, 2014 and 2013 were 1.0 million, 1.7 million and 1.1 million, respectively.

11. RESTRUCTURING AND OTHER EXIT COSTS

Restructuring and other exit costs were a result of management’s decision to streamline operations and increase profitability and, for the years ended December 31, 2015 and 2014, consisted primarily of employee termination costs. The following tables summarize restructuring and other exit costs (in thousands):

Accrued restructuring and other exit costs at December 31, 2014	$195
Restructuring and other exit costs	1,469
Cash paid for restructuring and other exit costs	(1,543)
Accrued restructuring and other exit costs at December 31, 2015	$121

12. COMMITMENTS AND CONTINGENCIES

Leases

Future minimum lease payments at December 31, 2015 under noncancelable operating leases with initial lease terms in excess of one year were as follows (in thousands):

	Year Ending December 31,
	Total	2016	2017	2018	2019	2020
Noncancelable operating leases	$6,383	$2,112	$1,437	$1,019	$1,027	$788

The Company leases certain office space, data centers, and office equipment under operating leases expiring at various periods through 2020. Certain of the Company’s operating leases include rent holidays, as well as rent escalation provisions. The Company records rent expense on a straight-line basis over the lease term. Rent expense under operating leases for the years ended December 31, 2015, 2014 and 2013 was $2.0 million, $4.5 million and $6.5 million, respectively.

Letters of Credit

Letters of credit are maintained pursuant to certain of the Company’s lease arrangements and contractual obligations. The amounts of letters of credit are subject to change based on the terms of the related agreements. Certificates of deposit totaling $0.5 million and $0.6 million at December 31, 2015 and 2014, respectively, were maintained by the Company in connection with certain of these letters of credit and were included in other current assets and other assets in the consolidated balance sheets. Commitments under letters of credit at December 31, 2015 were scheduled to expire as follows (in thousands):

		Year Ending December 31,
	Total	2016	2017	2018	2019	2020	Thereafter
Letters of credit	$465	$—	$—	$—	$—	$—	$465

Other Commitments

At December 31, 2015, the Company had $1.2 million of purchase obligations and $1.3 million of other liabilities. At December 31, 2015, the Company had liabilities for uncertain tax positions totaling $4.8 million, of which $1.3 million, at December 31, 2015, was expected to be due in less than one year and is included in the $1.3 million of other liabilities discussed above. The Company is not able to reasonably estimate when or if cash payments for long-term liabilities related to uncertain tax positions will occur.

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, sureties and insurance companies, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with the Company’s directors and certain of the Company’s officers and employees that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. The Company has also agreed to indemnify certain former officers, directors and employees of acquired companies in connection with the acquisition of such companies. The Company maintains director and officer insurance, which may cover certain liabilities, including those arising from the Company’s obligation to indemnify its directors and certain of its officers and employees, and former officers, directors and employees of acquired companies, in certain circumstances.

It is not possible to determine the maximum potential amount of exposure under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification agreements may not be subject to maximum loss clauses.

Legal Matters

In June 2011, Memory Lane, Inc., a California corporation, filed a complaint in United States District Court, Central District of California, against Classmates International, Inc., Classmates Online, Inc. and Classmates, Inc. (then known as Memory Lane, Inc.) (“Classmates”), alleging false designation of origin under the Lanham Act, 15 U.S.C. section 1125, and state and common law unfair competition. The complaint included requests for an award of damages and for preliminary and permanent injunctive relief. Notwithstanding the request for preliminary injunctive relief, no motion for such relief was filed. Classmates responded to the complaint in September 2011. In October 2011, the plaintiff amended its complaint to, among other things, dismiss Classmates International, Inc. and add United Online, Inc. as a defendant. In February 2014, the jury issued a verdict for the defendants, concluding that the defendants did not infringe plaintiff’s trademark and the court entered judgment in favor of the defendants. In March 2014, plaintiff filed a notice of appeal of the judgment in favor of defendants. The plaintiff’s appeal brief was filed in November 2014. Classmates’ opposition brief was filed in December 2014. Plaintiff’s reply brief was filed in March 2015. Classmates’ reply brief was filed in April 2015 and oral arguments on the appeal are scheduled for March 2016.

In 2010, Classmates, Inc., and Florists’ Transworld Delivery, Inc. and FTD.COM Inc. (together, the “FTD Parties”) received subpoenas from the Attorney General for the State of Kansas and the Attorney General for the State of Maryland, respectively. These subpoenas were issued on behalf of a Multistate Work Group that consists of the Attorneys General for the following states: Alabama, Alaska, Delaware, Florida, Idaho, Illinois, Kansas, Maine, Maryland, Michigan, Nebraska, New Mexico, New Jersey, North Dakota, Ohio, Oregon, Pennsylvania, South Dakota, Texas, Vermont, Washington and Wisconsin (the “Multistate Work Group”). The inquiry concerned certain post-transaction sales practices in which these companies previously engaged with certain third-party vendors and certain auto-renewal practices of Classmates, Inc. In May 2015, Classmates, Inc. and the FTD Parties entered into settlement agreements with each member of the Multistate Work Group. Under the terms of the settlement agreements, Classmates, Inc. and the FTD Parties denied all wrong-doing and agreed to certain injunctive relief and to two areas of monetary relief: (1) a payment from Classmates, Inc. and the FTD Parties in the aggregate amount of $8 million to be distributed amongst the states in the Multistate Work Group (with approximately $5.18 million to be paid by Classmates, Inc. and approximately $2.82 million to be paid by the FTD Parties); and (2) Classmates, Inc. funding a $3 million restitution program covering eligible consumers in the states in the Multistate Work Group, with any restitution not paid to consumers being paid to such states. The Classmates, Inc. portion of the payments described above relating to the settlement agreements was paid by Classmates, Inc. in July 2015. In October 2015, the Company received insurance proceeds in the amount of $4.2 million related to the Multistate Work Group inquiry and accompanying legal fees. Of this amount, $2.8 million was allocated to United Online, Inc. and $1.4 million was allocated to FTD, which was remitted to FTD in October 2015.

The Company cannot predict the outcome of these or any other legal actions or governmental investigations or their potential implications for its business. In addition, the Company, at times, has negotiated resolutions related to certain legal actions and governmental investigations. There are no assurances that additional legal actions or governmental investigations will not be instituted in connection with the Company’s current or former business practices.

The Company records a liability when it believes that it is both probable that a loss will be incurred, and the amount of loss can be reasonably estimated. The Company evaluates, at least quarterly, developments in its legal matters that could affect the amount of liability that has been previously accrued, and makes adjustments as appropriate. Significant judgment is required to determine both probability and the estimated amount. The Company may be unable to estimate a possible loss or range of possible loss due to various reasons, including, among others: (i) if the damages sought are indeterminate; (ii) if the proceedings are in early stages; (iii) if there is uncertainty as to the outcome of pending appeals, motions, or settlements; (iv) if there are significant factual issues to be determined or resolved; and (v) if there are novel or unsettled legal theories presented. In such instances, there is considerable uncertainty regarding the ultimate resolution of such matters, including a possible eventual loss, if any. At December 31, 2015, the Company had reserves totaling $0.1 million for estimated losses related to legal matters. With respect to the legal matters described above that are ongoing, the Company has determined, based on its current knowledge, that the amount of possible loss or range of loss, including any reasonably possible losses in excess of amounts already accrued, is not reasonably estimable. However, legal matters are inherently unpredictable and subject to significant uncertainties, some of which are beyond the Company’s control. As such, even though the Company intends to vigorously defend itself with respect to its legal matters, there can be no assurance that the final outcome of these matters will not materially and adversely affect the Company’s business, financial condition, results of operations, or cash flows.

13. SUPPLEMENTAL CASH FLOW INFORMATION

The following table sets forth supplemental cash flow disclosures (in thousands):

	Year Ended December 31,
	2015	2014	2013
Cash paid for interest	$—	$—	$7,762
Cash paid for income taxes, net	$8,902	$3,412	$13,599

At December 31, 2015 and 2014 non-cash investing items from continuing operations included $0.2 million and $1.8 million, respectively, of property and equipment that was not yet paid for and was included in accounts payable and other liabilities in the Company’s consolidated balance sheets. During the year ended December 31, 2013, in accordance with the FTD Spin-Off Transaction, the Company made a non-cash distribution to stockholders through a tax-free dividend, which reduced the Company’s stockholders’ equity by $277.3 million.

14. DISCONTINUED OPERATIONS—FTD COMPANIES, INC. AND CLASSMATES, INC.

On November 1, 2013, United Online, Inc. completed the FTD Spin-Off Transaction. In August 2015, the Company consummated the sale of its Classmates domestic business unit to Intelius Holdings, Inc. Accordingly, the results of operations, financial condition and cash flows of FTD Companies, Inc. and the Classmates domestic business unit have been presented as discontinued operations for all periods presented.

Revenues and income (loss) from discontinued operations were as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Revenues	$31,523	$52,416	$573,893
Operating expenses:
Cost of revenues	5,488	9,813	337,867
Sales and marketing	12,696	20,007	106,874
Technology and development	5,678	10,599	26,485
General and administrative	1,714	15,416	52,776
Amortization of intangible assets	988	5,203	25,020
Contingent consideration—fair value adjustment	—	—	(5,124)
Restructuring and other exit costs	3	502	1,308
Impairment of goodwill, intangible assets and long-lived assets	—	—	17,684
Total operating expenses	26,567	61,540	562,890
Operating income (loss)	4,956	(9,124)	11,003
Interest income	1	1	536
Interest expense	—	—	(10,926)
Other income, net	—	(88)	304
Gain on disposal of discontinued operations	20,787	—	—
Income (loss) from discontinued operations before income taxes	25,744	(9,211)	917
Provision for (benefit from) income taxes	278	(224)	3,476
Income (loss) from discontinued operations, net of tax	$25,466	$(8,987)	$(2,559)

The Company recorded $1.7 million of transaction-related costs in the year ended December 31, 2013 in connection with the FTD Spin-Off Transaction, which were included in discontinued operations in the consolidated statements of operations. The Company recorded $0.3 million of transaction-related costs in the year ended December 31, 2015 in connection with the sale of the Classmates domestic business unit, which was included in discontinued operations in the consolidated statement of operations. During the year ended December 31, 2015, the Company recorded an insurance recovery gain of $2.8 million related to the Classmates’ portion of the Multistate Work Group inquiry and accompanying legal fees, which was included in discontinued operations in the consolidated statement of operations.

The major classes of assets and liabilities included in discontinued operations related to the Classmates domestic business unit at December 31, 2014 were as follows (in thousands):

Assets
Current assets:
Cash and cash equivalents	$161
Accounts receivable, net	397
Inventory, net	3
Deferred tax assets	3,746
Other current assets	1,365
Total current assets	5,672
Property and equipment, net	7,740
Goodwill	16,152
Intangible assets, net	8,714
Other assets	205
Total assets	$38,483
Liabilities
Current liabilities:
Accounts payable	$2,591
Accrued liabilities	12,284
Deferred revenue	16,670
Total current liabilities	31,545
Deferred revenue	1,897
Deferred tax liabilities, net	3,256
Total liabilities	$36,698

15. DISCONTINUED OPERATIONS—INTERNATIONAL SOCIAL NETWORKING BUSINESSES AND MYPOINTS BUSINESS UNIT

In March 2016, the Company entered into a Share Purchase Agreement for the sale of its StayFriends GmbH, Trombi Acquisition SARL, Klassträffen Sweden AB, and Klassenfreunde.ch GmbH entities to Ströer Content Group GmbH. The purchase price for the international social networking businesses is approximately 16 million Euros in cash, which includes cash of 6.5 million Euros on the balance sheets of the international social networking businesses, subject to a post-signing purchase price adjustment. The Share Purchase Agreement includes customary representations, warranties and covenants of each party, some of which survive the closing of the transaction for a period of time. The transaction was completed on May 24, 2016.

In April 2016, the Company consummated the sale of its MyPoints business unit to Prodege, LLC. The purchase price received for the MyPoints business unit was approximately $13 million in cash, subject to a post-closing working capital adjustment. The Stock Purchase Agreement for the sale included customary representations, warranties and covenants of each party, some of which survive the closing of the transaction for a period of time.

Accordingly, the results of operations, financial condition and cash flows of the international social networking businesses and the MyPoints business unit have been presented as discontinued operations for all periods presented.

Revenues and income (loss) from discontinued operations related to the international social networking businesses and the MyPoints business unit were as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Revenues	$60,903	$62,454	$76,152
Operating expenses:
Cost of revenues	26,264	19,535	26,919
Sales and marketing	15,060	17,562	21,783
Technology and development	4,855	6,028	7,299
General and administrative	5,920	6,769	7,279
Amortization of intangible assets	409	422	399
Restructuring and other exit costs	(2)	1,458	1,193
Impairment of goodwill, intangible assets and long-lived assets	—	—	37,756
Total operating expenses	52,506	51,774	102,628
Operating income (loss)	8,397	10,680	(26,476)
Interest income	5	18	40
Other income, net	56	343	31
Income (loss) from discontinued operations before income taxes	8,458	11,041	(26,405)
Provision for income taxes	3,162	4,648	10,165
Income (loss) from discontinued operations, net of tax	$5,296	$6,393	$(36,570)

The Company recorded $0.2 million of transaction-related costs in the year ended December 31, 2015 in connection with the sale of the international social networking businesses and the MyPoints business unit, which was included in discontinued operations in the consolidated statement of operations.

The major classes of assets and liabilities included in discontinued operations related to the international social networking businesses and the MyPoints business unit were as follows (in thousands):

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$14,000	$11,164
Accounts receivable, net	8,296	8,577
Inventory, net	5,246	2,931
Deferred tax assets	—	367
Other current assets	3,148	2,310
Total current assets	30,690	25,349
Property and equipment, net	6,838	6,223
Goodwill	39,172	39,373
Intangible assets, net	335	733
Deferred tax assets	1,338	3,650
Other assets	228	246
Total assets	$78,601	$75,574
Liabilities
Current liabilities:
Accounts payable	$1,909	$3,031
Accrued liabilities	3,003	8,175
Member redemption liability	6,781	7,287
Deferred revenue	9,506	11,562
Total current liabilities	21,199	30,055
Member redemption liability	11,322	11,360
Deferred revenue	17	18
Deferred tax liabilities, net	2,488	548
Other liabilities	393	298
Total liabilities	$35,419	$42,279

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended
	December 31	September 30	June 30	March 31
	(in thousands, except per share data)
Year ended December 31, 2015:
Revenues	$21,289	$21,466	$23,208	$24,264
Cost of revenues	$8,312	$8,311	$9,046	$10,872
Operating income (loss)	$981	$712	$(54)	$(2,948)
Income (loss) from continuing operations	$1,040	$930	$139	$(2,898)
Income from discontinued operations, net of income tax	$1,484	$25,021	$2,218	$2,039
Net income (loss)	$2,524	$25,951	$2,357	$(859)
Net income (loss) attributable to common stockholders	$2,446	$24,989	$2,261	$(859)
Income (loss) from continuing operations per common share—basic	$0.06	$0.00	$0.00	$(0.20)
Income (loss) from continuing operations per common share—diluted	$0.06	$0.00	$0.00	$(0.20)
Net income (loss) per common share—basic	$0.17	$1.69	$0.15	$(0.06)
Net income (loss) per common share—diluted	$0.16	$1.69	$0.15	$(0.06)

	Quarter Ended
	December 31	September 30	June 30	March 31
	(in thousands, except per share data)
Year ended December 31, 2014:
Revenues	$26,001	$25,295	$26,201	$25,769
Cost of revenues	$9,895	$10,387	$10,149	$11,135
Operating income (loss)	$441	$(1,530)	$(81)	$(6,004)
Income (loss) from continuing operations	$6,059	$(1,845)	$(532)	$(6,517)
Income (loss) from discontinued operations, net of income tax	$943	$2,051	$(1,718)	$(3,870)
Net income (loss)	$7,002	$206	$(2,250)	$(10,387)
Net income (loss) attributable to common stockholders	$6,606	$206	$(2,250)	$(10,387)
Income (loss) from continuing operations per common share—basic	$0.40	$(0.13)	$(0.04)	$(0.47)
Income (loss) from continuing operations per common share—diluted	$0.40	$(0.13)	$(0.04)	$(0.47)
Net income (loss) per common share—basic	$0.46	$0.01	$(0.16)	$(0.75)
Net income (loss) per common share—diluted	$0.46	$0.01	$(0.16)	$(0.75)

17. SUBSEQUENT EVENTS (UNAUDITED)

On May 4, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with B. Riley Financial, Inc. (“Parent”) and Unify Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Parent. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than certain shares held by Parent, Merger Sub or any wholly-owned subsidiary of Parent or Merger Sub, held in the Company’s treasury or owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (the “Excluded Shares”)) will be converted into the right to receive $11.00 in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Excluded Shares outstanding immediately prior to the Effective Time will be automatically canceled for no consideration.

At the Effective Time, each outstanding option to purchase shares of Company Common Stock pursuant to the Company’s incentive plans will be automatically canceled and converted into the right to receive an amount in cash, less applicable tax withholding, equal to the product of (x) the number of shares of Company Common Stock underlying such option immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such option. In addition, at the Effective Time, each outstanding Company restricted stock unit award will be automatically canceled and converted into the right to receive an amount in cash, less applicable tax withholding, equal to the product of (a) the Per Share Merger Consideration, and (b) the number of shares of Company Common Stock underlying such restricted stock unit award immediately prior to the Effective Time.

Parent and the Company have made customary representations, warranties and covenants in the Merger Agreement for a transaction of this nature. Subject to certain exceptions, Parent and the Company have agreed to use their respective commercially reasonable efforts to do or cause to be done all things necessary, proper or advisable to cause the conditions to the Merger to be satisfied and to consummate the Merger. In addition, the Company has agreed, among other things, to covenants relating to the conduct of its business during the interim period between the execution of the Merger Agreement and the consummation of the Merger and facilitating the Company’s stockholders’ consideration of, and voting upon, the adoption of the Merger Agreement and certain related matters, as applicable.

The closing of the Merger is subject to the satisfaction or waiver of certain conditions, including, among others, the approval of the Merger Agreement and the Merger by the holders of a majority of the outstanding Company Common Stock. The Company anticipates that the Merger transaction will be consummated by the end of the third quarter of 2016. However, the Company cannot predict with certainty whether and when any of the required closing conditions will be satisfied or if the Merger will close.

On May 5, 2016, the Company filed a Current Report on Form 8-K with additional information regarding the terms and conditions of the Merger Agreement and the Merger transaction.

Additionally, on May 5, 2016, the Company received notice that a number of law firms intend to investigate the Merger transaction on behalf of stockholders under various legal theories, including that the price offered per share undervalues the Company and that the Board of Directors’ decision to proceed with the Merger transaction violated its fiduciary duties. In addition, a putative stockholder class action, captioned Akerman v. United Online, Inc., et al., C.A. No. 12321, was filed in the Court of Chancery of the State of Delaware on May 12, 2016. The complaint alleges that the members of the Board breached their fiduciary duties to United Online’s stockholders in connection with the proposed transaction, and that the Merger Agreement involves an unfair price, an inadequate sales process, and unreasonable deal protection provisions that purportedly prevent competing offers. The complaint further alleges that United Online, the Board, B. Riley, and Merger Sub aided and abetted the purported breaches of fiduciary duty. The lawsuit seeks injunctive relief, including enjoining or rescinding the merger, and an award of other unspecified attorneys’ and other fees and costs, in addition to other relief.

UNITED ONLINE, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at Beginning of Period	Additions Charged to Expense	Charged to Other Accounts	Charges Utilized (Write-offs)	Balance at End of Period
Accounts receivable allowance:
Year ended December 31, 2015	$486	$1	$15	$(54)	$448
Year ended December 31, 2014	$546	$4	$(36)	$(28)	$486
Year ended December 31, 2013	$601	$27	$32	$(114)	$546

Note: Additions to the allowance for doubtful accounts are charged to expense. Additions to the allowance for sales credits are credited against revenues.

	Balance at Beginning of Period	Tax Valuation Allowance Charged to Income Tax Provision	Tax Valuation Allowance Credited to Income Tax Provision	Balance at End of Period
Valuation allowance for deferred tax assets:
Year ended December 31, 2015	$37,286	$2,629(a)	$(1,389)(b)	$38,526
Year ended December 31, 2014	$41,844	$2,062(c)	$(6,620)(d)	$37,286
Year ended December 31, 2013	$2,303	$39,783(e)	$(242)(f)	$41,844

(a)                                 The increase in the valuation allowance relates primarily to the capital loss carryover generated in the year ended December 31, 2015, the benefit for which is not currently recognizable due to the uncertainty regarding its realization.

(b)                                 The decrease in the valuation allowance relates to a reduction in the net deferred tax assets related to discontinued operations.

(c)                                  Includes the increase in valuation allowance due to federal and state net operating loss and credit carryforwards, as well as the net domestic deferred tax assets (excluding the liability related to indefinite-lived assets), the benefit of which is not currently recognizable due to uncertainty regarding realization.

(d)                                 Includes the release of valuation allowance for the utilization of state losses.

(e)                                  Includes the increase in valuation allowance due to state net operating loss and credit carryforwards, the benefit of which is not currently recognizable due to uncertainty regarding realization.

(f)                                   The decrease in the valuation allowance relates to a reduction in the net deferred tax assets.